UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

John Wiley & Sons, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Peter Booth Wiley
Chairman of the Board

T +1 201 748 6000
F +1 201 748 5800

August 10, 2012

To our Shareholders:

          We cordially invite you to attend the 2012 Annual Meeting of Shareholders of John Wiley & Sons, Inc. to be held on Thursday, September 20, 2012 at 9:30 A.M., at the Company’s headquarters, 111 River Street, Hoboken, New Jersey. The official Notice of Meeting, Proxy Statement, and separate forms of proxy for Class A and Class B Shareholders are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

          The Board of Directors welcomes and appreciates the interest of all our shareholders in the Company’s affairs, and encourages those entitled to vote at this Annual Meeting to take the time to do so. We hope you will attend the meeting, but whether or not you expect to be personally present, please vote your shares, either by signing, dating and promptly returning the proxy card (or, if you own two classes of shares, both proxy cards) in the accompanying postage-paid envelope, by telephone using the toll-free telephone number printed on the proxy card, or by voting on the Internet using the instructions printed on the proxy card. This will assure that your shares are represented at the meeting. Even though you execute this proxy, vote by telephone or via the Internet, you may revoke your proxy at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy (either in writing, telephonically or via the Internet) or by voting in person at the Annual Meeting. If you attend the meeting you will be able to vote in person if you wish to do so, even if you have previously returned your proxy card, voted by telephone or via the Internet.

          Your vote is important to us, and we appreciate your prompt attention to this matter.

Sincerely,

Chairman of the Board

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 5800
www.wiley.com

Michael L. Preston
Corporate Secretary

T +1 201 748 5704
F +1 201 748 5800

Notice of Annual Meeting of Shareholders
to be held September 20, 2012

To our Shareholders:

          The Annual Meeting of Shareholders of John Wiley & Sons, Inc. will be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on Thursday, September 20, 2012 at 9:30 A.M., for the following purposes:

          1. To elect a board of twelve (12) directors, of whom four (4) are to be elected by the holders of Class A Common Stock voting as a class and eight (8) are to be elected by the holders of Class B Common Stock voting as a class;

          2. To ratify the appointment by the Board of Directors of the Company’s independent public accountants for the fiscal year ending April 30, 2013;

          3. To hold an advisory vote on executive compensation; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

          Shareholders of record at the close of business on July 25, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

          Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or bank);

•	Visit the Internet website at www.proxyvote.com; or

•	Sign, date and promptly return your proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Michael L. Preston
Corporate Secretary
August 10, 2012
Hoboken, New Jersey

          Your vote is important to us. Whether or not you plan to be present at the Annual Meeting, please vote your proxy either via the Internet, by telephone, or by mail. Signing and returning the proxy card, voting via the Internet or by telephone does not affect your right to vote in person, if you attend the Annual Meeting.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 5704
F +1 201 748 5800
www.wiley.com

PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John Wiley & Sons, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held on September 20, 2012 at the time and place set forth in the accompanying Notice of Meeting and at any and all adjournments thereof. This Proxy Statement and accompanying forms of proxy relating to each class of Common Stock, together with the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012 (“Fiscal 2012”), are first being sent or given to shareholders on August 10, 2012.

The executive offices of the Company are at 111 River Street, Hoboken, New Jersey 07030-5774.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on September 20, 2012

          This year we are again using the “Notice and Access” system adopted by the Securities and Exchange Commission relating to the delivery of proxy materials over the Internet. As a result, we mailed you a notice about the Internet availability of the proxy materials instead of paper copies. Shareholders will have the ability to access the proxy materials over the Internet and to request a paper copy of the materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice. We believe that the Notice and Access rules will allow us to use Internet technology that many shareholders prefer, assure more prompt delivery of the proxy materials, lower our cost of printing and delivering the proxy materials, and minimize the environmental impact of printing paper copies.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

Table of Contents

VOTING SECURITIES, RECORD DATE, PRINCIPAL HOLDERS		pg. 3

PROPOSALS ON WHICH YOU MAY VOTE

Proposal 1. Election of Directors’ Nominees for the Board of Directors		pg. 4

➢	Process for Identifying and Evaluating Nominees for Director	pg. 4

➢	Director Qualifications	pg. 4

➢	Election of Directors	pg. 5

Proposal 2. Ratification of KPMG as Independent Accounting Firm		pg. 9

Proposal 3. An Advisory Vote on Executive Compensation		pg. 10

GOVERNANCE OF THE COMPANY AND BOARD STRUCTURE

➢	Board of Directors and Corporate Governance	pg. 11

➢	Committees of the Board of Directors and Certain Other Information Concerning the Board	pg. 12

➢	Board and Committee Oversight of Risk	pg. 13

➢	Transactions with Related Persons	pg. 14

➢	Corporate Governance Principles	pg. 15

➢	Beneficial Ownership of Directors and Management	pg. 18

REPORT OF THE AUDIT COMMITTEE		pg. 19

➢	Fees of Independent Auditor	pg. 19

EXECUTIVE COMPENSATION

➢	Report of the Compensation Committee	pg. 21

➢	Compensation Committee Interlocks	pg. 21

➢	Performance Graph	pg. 21

➢	Compensation Discussion and Analysis	pg. 22

DIRECTORS’ COMPENSATION

➢	Directors’ Compensation 2012	pg. 45

OTHER MATTERS

➢	Manner and Expenses of Solicitation	pg. 46

➢	Electronic Delivery of Materials	pg. 47

➢	Deadline for Submission of Shareholder Proposals	pg. 47

VOTING SECURITIES, RECORD DATE, PRINCIPAL HOLDERS

          At the close of business on July 25, 2012, there were 50,367,503 shares of Class A Common Stock, par value $1.00 per share (the “Class A Stock”), and 9,527,916 shares of Class B Common Stock, par value $1.00 per share (the “Class B Stock”), issued and outstanding and entitled to vote. Only shareholders of record at the close of business on July 25, 2012 are entitled to vote at the Annual Meeting of Shareholders on the matters that come before the Annual Meeting.

          The holders of Class A Stock, voting as a class, are entitled to elect four (4) directors, and the holders of Class B Stock, voting as a class, are entitled to elect eight (8) directors. Each outstanding share of Class A and Class B Stock is entitled to one vote for each Class A or Class B director, respectively. The presence in person or by proxy of a majority of the outstanding shares of Class A or Class B Stock entitled to vote for directors designated as Class A or Class B directors, as the case may be, will constitute a quorum for the purpose of voting to elect that class of directors. All elections shall be determined by a plurality of the class of shares voting thereon. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward such nominee’s achievement of a plurality.

          The holders of the Class A and Class B Stock vote together as a single class on all other business that properly comes before the Annual Meeting, with each outstanding share of Class A Stock entitled to one-tenth (1/10) of one vote and each outstanding share of Class B Stock entitled to one vote.

          Proposals 2 and 3 require approval by a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted in determining the votes cast, but do have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

          If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on proposal 2 even if the broker does not receive voting instructions from you.

          The following table and footnotes set forth, at the close of business on July 25, 2012, information concerning each person owning of record, or known to the Company to own beneficially, or who might be deemed to own, 5% or more of its outstanding shares of Class A or Class B Stock. The table below was prepared from the records of the Company and from information furnished to it. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described above.

Name and Address	Class of Stock	Common Stock Owned Beneficially	Percent of Class	Percent of Total Voting Power

E.P. Hamilton Trusts, LLC(1)	A	462,338	1%	0.3%
965 Mission Street	B	8,125,536	85%	55%
San Francisco, CA

Deborah E. Wiley(2)(3)(4)	A	1,253,976	2%	1%
111 River Street	B	54,357	0.6%	0.4%
Hoboken, NJ

Peter Booth Wiley(2)(3)	A	1,227,578	2%	0.8%
111 River Street	B	12,240	0.1%	0.1%
Hoboken, NJ

Bradford Wiley II(2)(3)	A	1,046,952	2%	0.7%
111 River Street	B	87,240	0.9%	0.6%
Hoboken, NJ

Pioneer Investment Management, Inc.(5)	A	3,898,754	7.7%	3%
60 State Street
Boston, MA
Investment Manager

The Vanguard Group. Inc.(5)	A	2,725,879	5.4%	1.9%
PO Box 2600
Valley Forge, PA 19482

(1)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as members of the E.P. Hamilton Trusts, LLC established for the purpose of investing in, owning and managing securities of John Wiley & Sons, Inc., share investment and voting power. Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley as members of the E.P. Hamilton Trusts LLC, share voting and investment power with respect to 462,338 shares of Class A Stock and 8,125,536 shares of Class B Stock.

(2)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as general partners of a limited partnership, share voting and investment power with respect to 301,645 shares of Class A Stock. For purpose of this table, each is shown as the owner of one-third of such shares.

(3)

Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as co-trustees, share voting and investment power with respect to 55,072 shares of Class A Stock and 36,720 shares of Class B Stock under the Trust of Esther B. Wiley. For purposes of this table, each is shown as the owner of one-third of such shares.

(4) Includes 540 shares of Class A Stock and 8,660 shares of Class B Stock of which Deborah E. Wiley is custodian for minor children.
(5) Based on filings with the Securities and Exchange Commission, including filings pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, and other information deemed reliable by the Company.

PROPOSALS ON WHICH YOU MAY VOTE

Proposal 1. Election of Directors’ Nominees for the Board of Directors

Process for Identifying and Evaluating Nominees for Director

          The Board annually recommends the slate of director nominees for election by the shareholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified individuals to stand for election, regardless of whether the current directors, a search firm or shareholders recommend the potential nominee. The Governance Committee has the authority to independently engage the services of a third-party search firm or other consultant to assist in identifying and screening potential director nominees, and has engaged a third-party search firm to do so. The full Board reviews and has final approval on all potential director nominees being recommended to the shareholders for election to the Board.

          The Board and the Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members: (1) The Board seeks qualified individuals who, taken together, represent the required diversity of skills, backgrounds and experience for the Board taken as a whole; (2) A director should have the required expertise and experience, should have a proven record of professional success and leadership and should be able to offer advice and guidance to the CEO; (3) A director should possess the highest personal and professional ethics, integrity and values; must be inquisitive and objective and have the ability to exercise practical and sound business judgment; (4) A director should have the ability to work effectively with others; (5) Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity (it should be noted that of the twelve director nominees standing for election, three are female and one is a person of color); (6) A majority of directors should be independent; and (7) A director retires from the Board at the annual meeting following his or her 70th birthday, unless an exception is approved by the Board.

Director Qualifications

          The Company’s Board has identified the following skill sets that are most important to the successful implementation of the Company’s long-range strategic plan: industry experience; strategic planning/business development/managerial experience; financial literacy or expertise; marketing experience; general operations/manufacturing experience; international experience; information technology experience; government relations/regulatory agency experience; and management development and compensation experience. Information about each director nominee’s specific experience, qualifications and skills can be found in the biographical information below.

          There are twelve nominees for election this year. Detailed information on each nominee is provided on pages 5 to 9. All directors are elected annually, and serve a one-year term until the next Annual Meeting.

          Twelve (12) directors are to be elected to hold office until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. Unless contrary instructions are indicated or the proxy is previously revoked, it is the intention of management to vote proxies received for the election of the persons named below as directors. Directors of each class are elected by a plurality of votes cast by that class. If you do not wish your shares to be voted for particular nominees, please so indicate in the space provided on the proxy card, or follow the directions given by the telephone voting service or the Internet voting site. The Holders of Class A Stock are entitled to elect 30% of the entire board. As a consequence, four (4) Directors will be elected by the holders of Class A Stock. The holders of Class B Stock are entitled to elect eight (8) Directors.

          Eleven of the nominees are currently directors of the Company and were elected to their present terms of office at the Annual Meeting of Shareholders held in September 2011. Except as otherwise indicated below, all of the nominees have been engaged in their present principal occupations or in executive capacities with the same employers for more than the past five years. Mr. Jesse Wiley is a first time nominee.

          Peter Booth Wiley, Stephen M. Smith and Michael L. Preston have agreed to represent shareholders submitting proper proxies by mail, via the Internet, or by telephone, and to vote for the election of the nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards, by telephone or via the Internet. Although the Board has no reason to believe that any of the persons named below as nominees will be unable or decline to serve, if any such person is unable or declines to serve, the persons named above may vote for another person at their discretion.

Election of Directors

Directors to be Elected by Class A Shareholders and Their Qualifications

Mari J. Baker, a director since 2011, was Chief Executive Officer of PlayFirst, Inc. from 2009 to 2012. Previously she was executive-in-residence at the venture capital firm Kleiner Perkins Caulfield and Byers where she incubated and launched Navigenics, Inc. and served as its founding President, Chief Executive Officer and Director (2006-2009); President of BabyCenter, LLC (1999-2006) and Senior Vice President of Intuit, Inc. (1989-1999) Ms. Baker is currently an officer in the Young Presidents Organization and an advisor at Stanford’s Clayman Institute. Age 47.

Ms. Baker’s qualifications for service on the Company’s board include: (i) service on the boards of Velti (NASDAQ:VELT) Playfirst, Navigenics and Cozi Group, Inc. and on the Board of Trustees of Stanford University for 7 years where she is now an emeritus trustee and (ii) proven business leader, experienced general manager and internet marketing veteran.

Raymond W. McDaniel, Jr., a director since 2005, has been Chief Executive Officer of Moody’s Corporation since April 2005. From 2005 – April 2012 he also served as Chairman of Moody’s Corporation. In April 2012 he was named President of Moody’s Corporation in addition to Chief Executive Officer. He previously served as Chief Operating Officer of Moody’s Corporation from January 2004; President of Moody’s Corporation from October 2004; and President of Moody’s Investors Service since 2001. In prior assignments with Moody’s, he served as Senior Managing Director for Global Ratings & Research; Managing Director for International; and Director of Moody’s Europe, based in London. He has been a member of Moody’s Corporation Board of Directors since 2003. Age 54.

Mr. McDaniel’s qualifications for service on the Company’s Board include: (i) over five years experience as Chairman and Chief Executive Officer of Moody’s Corporation; (ii) extensive international experience; and (iii) experience in implementing international business expansion and new products.

William B. Plummer, a director since 2003, has been Executive Vice President and Chief Financial Officer of United Rentals, Inc. since December 2008. Previously he was Executive Vice President and Chief Financial Officer of Dow Jones & Company, Inc. from September 2006 to December 2007. Prior to that he was Vice President & Treasurer of Alcoa, Inc. since 2000. Before joining Alcoa, he was with Mead Corporation as President, Gilbert Paper Division during 2000; Vice President, Corporate Strategy and Planning from 1998 to 2000; and Treasurer from 1997 to 1998. Prior to joining Mead, he held a number of increasingly responsible positions with the General Electric Company, most recently as Vice President, Equity Capital Group, General Electric Capital Corporation from 1995 to 1997. Age 53.

Mr. Plummer’s qualifications for service on the Company’s Board include; (i) over ten years of service as the Chief Financial Officer or Treasurer of publicly-traded companies, including operating experience as President of an operating division of Mead Corporation; (ii) audit committee experience; and (iii) experience in acquisitions and divestitures.

Kalpana Raina, a director since 2009, is Managing Partner of 252 Solutions, LLC, an advisory firm, since 2007. Previously, Ms. Raina was a senior executive with The Bank of New York Mellon Corp. She joined the bank in 1988 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India, as Executive Vice President, International. During her eighteen-year career at Bank of New York she had responsibility for clients in the media, telecommunications, healthcare, retailing, hotels and leisure and financial services industries in Asia, Europe, and the United States. Ms. Raina is also a director of RealNetworks (NASDAQ: RNWK), where she serves on the Audit Committee and chairs the Nominating and Corporate Governance Committee. She is a member of Women Corporate Directors, The National Association of Corporate Directors, a director of Information Services Group, Inc., a director of The World Policy Institute and a past member of The US-India Business Council. Age 56.

Ms. Raina’s qualifications for service on the Company’s Board include; (i) 14 years experience as a media banker to industry; (ii) service on the boards of various other media/technology companies and (iii) significant experience managing divisions in Europe and Asia.

Directors to be Elected by Class B Shareholders and Their Qualifications

Jean-Lou Chameau, a director since 2011, has been President, California Institute of Technology (Caltech) since September 2006. Before he assumed the presidency of Caltech, Dr. Chameau had a distinguished career as a professor of civil engineering and a university administrator. While he is a native of France, he received his graduate education in civil engineering at Stanford University. In 1980 he joined the civil engineering faculty at Purdue University, where he subsequently became full professor and head of the geotechnical engineering program. Moving to Georgia Tech in 1991, he was named director of the school of civil and environmental engineering. He was the president of Golder Associates, Inc., an international geotechnical consulting company, from 1994 to 1995, after which he returned to Georgia Tech as Georgia Research Alliance Eminent Scholar and vice-provost for research. He was named dean of its college of engineering, the largest in the country, in 1997, becoming provost of the university in 2001.

Dr. Chameau currently serves on the boards of MTS Systems Corporation, Safran and the Council on Competitiveness. He is also serving on the Academic Research Council of Singapore and the Advisory Committee of InterWest Partners. He is a member of the U.S. National Academy of Engineering and the French Académie des Technologies. Age 59.

Dr. Chameau’s qualifications for service on the Company’s board include: (i) his executive experience in a large organization with a national laboratory; (ii) his expertise in engineering, science, research and technology; (iii) his extensive knowledge and experience in budgetary and financial responsibilities, strategic planning, human capital development, academia and research in the U.S., Europe and Asia, and federal funding of research and (iv) his service on several boards and committees.

Linda Katehi, a director since 2011, has been the chancellor of the University of California, Davis since 2009. She is a member of the National Academy of Engineering, was chair until 2010, of the President’s Committee for the National Medal of Science and of the Secretary of Commerce’s committee for the National Medal of Technology and Innovation. She is a fellow of the American Association for the Advancement of Science and the American Academy of Arts and Sciences. Previously, Ms. Katehi served as provost and vice-chancellor for academic affairs at the University of Illinois from 2006-2009; the John A. Edwardson Dean of Engineering and professor of electrical and computer engineering at Purdue University from 2002-2006; and associate dean for academic affairs and graduate education in the College of Engineering and professor of electrical engineering and computer science at the University of Michigan from 1998-2002. Age 58.

Ms. Katehi’s qualifications for service on the Company’s board include: (i) her expertise in a large organization with a health system; (ii) her expertise in engineering, science, research and technology; (iii) her extensive knowledge and experience in budgetary and financial responsibilities, strategic planning and human capital development; (iv) her service as an academic leader in four public research universities and (v) her experience as a member of numerous organizations related to the advancement of higher education.

Matthew S. Kissner, a director since 2003, is President and Chief Executive Officer of The Kissner Group, which consults with private equity firms focusing on investment opportunities in financial, business and health care services. Prior to that he was Executive Vice President and Group President, Global Enterprise Solutions, Pitney Bowes, Inc., from 2004 to 2005; and Executive Vice President and Group President of Information Based Solutions and Document Messaging Technologies from 2001 to 2004. He sits on the boards of private portfolio companies, and is a member of the Board Executive Committee of the Regional Plan Association. Age 58.

Mr. Kissner’s qualifications for service on the Company’s Board include: (i) former service as Executive Vice President and Group President, Global Enterprise Solutions, Pitney Bowes Inc; (ii) significant operating experience in financial services businesses; and (iii) significant experience in assessing company operations and strategy for potential private equity investment.

Eduardo Menascé, a director since December 2006, is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he served as Chairman and Chief Executive Officer of CTI MOVIL, S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000. He has also held senior positions at CANTV in Venezuela, and Wagner Lockheed and Alcatel in Brazil. From 1981 to 1992, he served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France. He is a director of Pitney Bowes, Inc.; KeyCorp; Hillenbrand Industries, Inc.; Hill-Rom, Inc.; and the National Association of Corporate Directors New York Chapter. Age 67.

Mr. Menascé’s qualifications for service on the Company’s Board include: (i) former service as president of Enterprise Solutions Group of Verizon Communications including oversight of sales, marketing and service delivery; (ii) former service as Chief Financial Officer of CANTV and GTE Corporation; and (iii) significant experience as a director on the boards of other publicly traded companies.

William J. Pesce served as the Company’s 10th President and Chief Executive Officer for 13 years from May 1998 to April 2011, when he retired after nearly 22 years at the Company. He has been a Director since May 1998. Previously, he was Executive Vice President and Chief Operating Officer (May 1997 – April 1998); Executive Vice President, Educational Publishing and International Group (February 1996 – April 1997); Vice President and subsequently Senior Vice President, Educational Publishing (September 1989 – January 1996). Mr. Pesce is a member of the Board of Overseers of the Stern School of Business at New York University; the Board of Trustees of William Paterson University, where he serves as Vice Chair of the Board of Trustees, member of the Executive Committee, Chair of the Educational Policy and Student Development Committee and member of the Nominations and Governance Committee. He is Chair of the Dean’s Advisory Board of the Cotsakos College of Business at William Paterson University. Age 61.

Mr. Pesce’s qualifications for service on the Company’s Board of Directors include: (i) over three decades of experience in publishing; (ii) 13 years as President and Chief Executive Officer, a period in which the Company recorded double-digit compound annual growth in revenue, EPS and the Company’s stock price, while being named to several “best companies” lists; and (iii) extensive experience with leading a global public company, strategic planning, financial planning and analysis, acquisitions and partnerships, and investor relations. While serving as President and CEO, Mr. Pesce led the Company’s transformation to a global enterprise that embraced technology and new business models to serve customers better.

Stephen M. Smith was the Company’s Chief Operating Officer from May 2009 until May 2011 when he assumed the title of President and Chief Executive Officer. Mr. Smith joined the Company in 1992 as Vice President, Wiley Asia. In 1995 he became Vice President, International Development and in 1996 became Senior Vice President and assumed corporate responsibility for Wiley Australia. In May 2000, Mr. Smith took on the responsibility for the Company’s Professional/Trade business in Europe. In 2006 Mr. Smith became Chief Operating Officer of the Company’s UK business and was appointed Senior Vice President, Wiley Europe in 2007, while continuing his role in Asia and Australia. He is a member of the Board of Directors of the American Publishers Association. Age 57.

Mr. Smith’s qualifications for service on the Company’s Board include: (i) 19 years of publishing experience at the Company; (ii) 15 years of service as senior executive at the Company; (iii) extensive international publishing experience with the Company and previous employers and; (iv) significant experience in businesses in pursuit of the Company’s strategic goals, leading the Wiley Global Corporate Citizenship initiative which links the Company’s business strategy to the social, economic, environmental and ethical concerns of our shareholders.

Jesse Wiley, first time nominee, has been an employee at the Company since 2003. Mr. Wiley has been responsible for digital and new business initiatives and the development of electronic products within the Professional and Trade division since 2010. Prior to that he worked in various editorial and marketing roles. Age 41.

Mr. Wiley’s qualifications for service on the Company’s Board include experience in many functions of the Company’s businesses, including marketing and editorial and working at the forefront of digital publishing, developing new products and business models. Mr. Wiley has been attending all Board and Committee meetings as an observer since March 2011 and has a Certificate of Director Education from the National Association of Corporate Directors.

Peter Booth Wiley, a director since 1984, has been our Chairman of the Board since September 2002. He is an author and journalist, and a Member of the Board of the University of California Press. Age 69.

          Mr. Wiley’s qualifications for service on the Company’s Board include: (i) 26 years of service as a member of the Company’s Board of Directors, including the past 8 years as Chairman of the Board; (ii) experience in co-authoring, authoring and publishing two books; and (iii) service on the board of University of California Press and the California State Polytechnic University of San Luis Obispo’s Library Advisory Committee.

The Board recommends a vote “FOR” the election of its nominees.

Proposal 2. Ratification of KPMG as Independent Accounting Firm

          The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor. On June 20, 2012, the Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent auditors for fiscal year 2013. Although the Company is not required to do so, we are submitting the selection of KPMG for ratification by the shareholders because we believe it is a matter of good corporate practice.

          The Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Unless contrary instructions are noted thereon, the proxies will be voted in favor of the following resolution, which will be submitted at the Annual Meeting:

“RESOLVED, that the appointment by the Audit Committee of KPMG LLP as independent public accountants for the Company for the fiscal year ending April 30, 2013 be, and it hereby is, ratified.”

          In the event that the foregoing proposal is defeated, the adverse vote will be considered by the Audit Committee in its selection of auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending April 30, 2013 will be permitted to stand unless the Audit Committee finds other good reason for making a change. If the proposal is adopted, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the fiscal year if it believes that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of independent public accountants.

Proposal 3. Advisory Vote on Executive Compensation

          We are requesting that shareholders indicate their approval of our Named Executive Officers’ compensation, as described in the compensation tables and Compensation Discussion and Analysis set forth in this Proxy Statement. This proposal, known as a “say-on-pay” proposal, allows shareholders the opportunity to express their views on these matters. The “say on pay” vote is an advisory vote, which is therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the views of our shareholders are important to the Company, and will be given careful consideration by the Company, the Compensation Committee and the Board of Directors.

          Compensation for our Named Executive Officers in 2011, was consistent with the principles of our compensation philosophy and reflects our strong financial performance, the cumulative return to shareholders in 2011 and the overall stability and achievements of the executive team. Our compensation philosophy is designed to (i) align the Company’s goals with shareholder interests; (ii) attract and retain world-class talent; (iii) pay competitively compared with our peer group and the marketplace; and (iv) reward superior performance and limit rewards for performance below targets. Our 2011 compensation packages reflect these guiding principles.

          The discussion set forth in the Compensation Discussion and Analysis on pages 22–45 of this Proxy Statement provides a complete discussion of our compensation programs and policies, including design, implementation, oversight, administration, ongoing review and risk assessment of our programs and policies. Our Compensation Committee and Board of Directors believe that our compensation programs and policies are designed and carried out to allow us to achieve our business goals and reflect the guiding principles of our compensation philosophy.

          Now, therefore, be it RESOLVED, that the shareholders of John Wiley & Sons, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis.

The Board Of Directors Recommends A Vote “For” Approval, On An Advisory Basis, Of The Compensation Of John Wiley & Sons, Inc’s Named Executive Officers As Disclosed In This Proxy Statement.

          A vote “FOR” approval will be a vote in favor of the following resolution: “Resolved, that the shareholders of John Wiley & Sons, Inc. hereby approve the compensation of the Company’s Named Executive Officers, as described in the compensation tables and Compensation Discussion and Analysis set forth in this Proxy Statement.”

GOVERNANCE OF THE COMPANY AND BOARD STRUCTURE

          The Company’s Board of Directors is elected annually by the shareholders to provide oversight so that the long-term interests of the shareholders are served. The Company’s business is conducted by its employees under the direction of the CEO and with the oversight of the Board.

Board of Directors and Corporate Governance

Director Independence

          The Board is currently composed of thirteen members. Two directors, Bradford Wiley II and Peter Booth Wiley, are brothers. Jesse Wiley is the son of Peter Booth Wiley. The Board has affirmatively determined that all of our directors, except William J. Pesce, Stephen M. Smith, Bradford Wiley II, Peter Booth Wiley and first-time nominee Jesse Wiley, meet the independence guidelines the Board sets forth in its Corporate Governance Principles which are published on our web site at www.wiley.com.

Board Leadership Structure
The Board of Directors is currently led by Peter Booth Wiley, our non-executive Chairman. Stephen M. Smith, our President and Chief Executive Officer serves as a member of the Board of Directors.

          Meetings of the Board of Directors are called to order and led by the Chairman. Non-management directors generally meet in executive session without management after each Board meeting. All members of the Board are elected annually.

          The Board of Directors believes separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Because of the many responsibilities of the Board of Directors and the significant amount of time and effort required by each of the Chairman and Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Board of Directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability.

For the foregoing reasons, the Board of Directors has determined that its leadership structure is appropriate and in the best interests of the Company’s shareholders.

Other Governance Practices
Non-Management Executive Sessions: The Board has regularly scheduled non-management executive sessions of non-management directors only following each Board meeting.

          Orientation and Continuing Education: The Company’s new directors are required to attend orientation sessions. The Company also conducts ongoing training or continuing director education for its Board members and is supportive of, and reimburses its directors for attending director education programs.

          Annual Meeting: The Company does not have a policy that requires the attendance of all directors at the Annual Meetings, but it has been a long-standing practice for directors to attend. In September 2011, all but two of our directors attended the 2011 Annual Meeting.

Annual Evaluation: The board annually conducts a self-evaluation to determine whether the board as a whole and its individual members, including the Chairman are performing effectively.

Committees of the Board of Directors and Certain Other Information Concerning the Board

Committee Structure

          The Board has established four standing committees: the Audit Committee, the Executive Compensation & Development Committee, the Governance Committee, and the Executive Committee. Each Committee conducts an annual self-evaluation of performance and reviews compliance with the current charter of the committee. Copies of the committee charters can be found on our website at www.wiley.com.

The following table indicates current membership and total meetings of the Board and its standing committees:

Name	Board	Audit	Compensation	Executive	Governance

Mari Jean Baker	X		X
Warren J. Baker	X		X
Jean-Lou Chameau	X	X
Linda P.B. Katehi	X				X
Matthew S. Kissner	X	X*
Raymond W. McDaniel, Jr.	X	X
Eduardo Menascé	X		X*	X*
William J. Pesce	X			X
William B. Plummer	X			X	X*
Kalpana Raina	X		X
Bradford Wiley II	X				X
Peter Booth Wiley	X
FY2012 Meetings	8	7	5(a)	4	5

* Chairman

(a)	The Executive Compensation and Development Committee acted once by Unanimous Written Consent.

          Executive Committee. The Executive Committee exercises the powers of the Board as appropriate in any case where immediate action is required and the matter is such that an emergency meeting of the full Board is not deemed necessary or possible.

          Audit Committee. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities relating to the Company’s financial statements filed with the Securities and Exchange Commission, accounting policies, and the adequacy of disclosures, internal controls and reporting practices of the Company and its subsidiaries; reviews Company policies with respect to risk management and risk assessment; evaluates, retains, compensates and, if appropriate, terminates the services of the independent public accounting firm which is to be engaged to audit the Company’s financial statements, including reviewing and discussing with such firm their independence and whether providing any permitted non-audit services is compatible with their independence; maintains financial oversight of the Company’s employees’ retirement and other benefit plans and makes recommendations to the Board with respect to such matters; and reviews and approves related party transactions. The Committee holds discussions with management prior to the release of quarterly earnings, and also reviews quarterly results prior to filings.

          The Board has determined that all members of the Committee are Audit Committee “financial experts,” as defined under the rules of the Securities and Exchange Commission. All members of the Committee are independent under the rules of the New York Stock Exchange currently applicable to the Company.

          Executive Compensation and Development Committee. The Executive Compensation and Development Committee evaluates the performance of the CEO and reports its decisions to the Board; reviews and approves the principles and policies for compensation and benefit programs company-wide, and monitors the implementation and administration of such programs; oversees compliance with governmental regulations and accounting standards with respect to employee compensation and benefit programs; monitors executive development practices in order to insure succession alternatives for the organization; and grants options and makes awards under the 2009 Key Employee Stock Plan. All members of the Committee are independent under the rules of the New York Stock Exchange, currently applicable to the Company.

          Governance Committee. The Governance Committee assists the Board in the selection of Board members by identifying appropriate general qualifications and criteria for directors as well as qualified candidates for election to the Board; assists the Chairman of the Board in proposing committee assignments; assists the Board in evaluating, maintaining and improving its own effectiveness; evaluates the Chairman of the Board’s performance; evaluates director compensation and benefits; and makes recommendations to the Board regarding corporate governance policies.

          Shareholders who wish to recommend a director candidate to the Governance Committee should follow the procedures set forth under “Deadline for Submission of Shareholder Proposals” on page 47 of this proxy statement. The recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications.

Board and Committee Oversight of Risk

          As a publishing company, the Company does not face the same level of risk associated with other companies, for example companies in the financial services and technology industries. However, appropriate risk-taking is a necessary part of managing any business. Management of risk is the direct responsibility of the Company’s President & CEO and the senior leadership team. The Board has oversight responsibility, focusing on the adequacy of the Company’s risk management and risk mitigation processes.

          The Company’s Board of Directors administers its risk oversight function directly and through its Audit Committee and Executive Compensation & Development Committee. The Board receives regular reports from these committees, which include reports on those areas over which they have risk oversight responsibility, as appropriate.

          Audit Committee: The Audit Committee has oversight responsibility for Enterprise Risk Management (ERM), and specifically, oversight of major financial risk exposures, including litigation and compliance risk and the steps management has taken to monitor and mitigate such exposures. The Committee also receives regular updates from management, including the General Counsel, on litigation risk.

          Executive Compensation & Development Committee: The Executive Compensation & Development Committee has oversight responsibility for the management of risk relating to the Company’s annual and long-term compensation program. The Committee ensures that the Company’s annual and long-term incentive plans do not incentivize or encourage excessive or unnecessary risk-taking.

How Do We Address Risk in Our Compensation Program?

          The Company’s compensation program is designed to attract, retain, motivate and reward talented executives and colleagues whose efforts will enable the Company to produce superior results and maximize return to shareholders. Our pay-for-performance philosophy focuses colleagues’ efforts on delivering short-term and long-term financial success for our shareholders without encouraging excessive risk taking. The Executive Compensation & Development Committee, which consists entirely of independent Board members, oversees the executive compensation program for the named executive officers, as well as other senior officers of the Company.

          The following is a description of both Committee and management processes related to the compensation risk assessment process, as well as a description of the Company’s compensation risk mitigation techniques.

          The Executive Compensation & Development Committee reviews and approves the annual and long-term plan performance measures and goals annually. This includes setting appropriate threshold and outstanding performance levels for each performance metric. As a part of this process, the Committee focuses on what behavior it is attempting to incentivize and the potential associated risks. The Committee periodically receives financial information from the Chief Financial Officer, and information on accounting matters that may have an impact on the performance goals, including any material changes in accounting methodology and information about extraordinary/special items excluded in the evaluation of performance, as permitted by the 2009 Executive Annual Incentive Plan and the 2009 Key Employee Stock Plan (i.e. the shareholder plans), so that the Committee members may understand how the exercise of management judgment in accounting and financial decisions affects plan payouts. Members of the Executive Compensation & Development Committee approve the final incentive compensation awards after reviewing executive, corporate and business performance, and may utilize negative discretion if they believe the level of compensation is not commensurate with performance.

The following compensation policies and practices serve to reduce the likelihood of excessive risk taking:

•	An appropriate compensation mix that is designed to balance the emphasis on short-term and long-term performance.

•	The majority of incentive compensation for top level executives is associated with the long term performance of the Company. This discourages short-term risk taking.

•	The mix of stock options and restricted performance shares used in our executive long-term plans ensure a correlation between executive and shareholder rewards.

•	Conservative vesting provisions (5 year) for all performance shares and stock options granted under our long-term incentive plans.

•	Financial performance measures used for incentive plans covering colleagues at all levels of the Company include a mix of financial metrics that are in line with operating and strategic plans.

•	A significant portion of annual and long-term incentive payments are based on Company and business profitability, ensuring a correlation between pay and performance.

•	Financial targets are appropriately set, and if not achieved, result in a large percentage loss of compensation.

•

Executive and broad-based incentive plans cap the maximum award payable to any individual. Annual plans have a maximum payout of 2 times the target amount. Long-term plans have a maximum payout between 1 and 2 times the target amount, depending on the plan.

•	Recoupment or “clawback” provisions for top executives and key finance executives in the event that an executive’s conduct leads to a restatement of the Company’s financial results.

•	Stock ownership guidelines for our named executive officers, other senior officers and directors discourage excessive risk taking.

          We are confident that our compensation program rewards for performance, is aligned with the interests of our shareholders and does not involve risks that are reasonably likely to have a material adverse effect on the company. A more detailed discussion of the Company’s executive compensation program can be found in the Compensation Discussion and Analysis beginning on page 22.

Transactions with Related Persons

          We are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, and any immediate family members of such persons. The term “transaction” is broadly defined under Securities and Exchange

Commission rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

          Based on information available to us and provided to us by our Directors and executive officers, we do not believe that there were any such material transactions in effect since May 1, 2011, or that any such material transactions are proposed to be entered into during fiscal 2013.

          The Company’s Board of Directors has adopted a written policy that requires the Audit Committee to review and approve any related party transactions. Management is expected to provide the Audit Committee with specific information with respect to any such transaction expected to be entered into or continued during the current fiscal year. After reviewing this information, the Audit Committee will approve such transactions only if the following two conditions are met: (1) the transaction must be in the best interests of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party.

Corporate Governance Principles

          To promote the best corporate governance practices, the Company adheres to the Corporate Governance Principles set forth below, many of which have been in effect for more than a decade. The Board of Directors and management believe that these Principles, which are consistent with the requirements of the Securities and Exchange Commission and the New York Stock Exchange, are in the best interests of the Company, its shareholders and other shareholders, including employees, authors, customers and suppliers. The Board is responsible for ensuring that the Company has a management team capable of representing these interests and of achieving superior business performance.

          Pursuant to the New York Stock Exchange’s Corporate Governance regulations, the Company is considered a “controlled company,” defined as a company where more than 50 percent of the voting power is held by an individual, a group, or another company. As such, the Company would be exempt from certain corporate governance standards. However, the Board believes it is in the best interest of the Company and its shareholders to abide by all of the regulations, except for the requirement that the Governance Committee be comprised of independent directors only. The Board has chosen to take an exemption to this requirement because it believes that a Wiley family member’s participation on this Committee will result in a collaborative process to promote the highest standards in the recruitment of new directors and in governance generally.

I. Primary Duties

          The Board, which is elected annually by the shareholders, exercises oversight and has final authority and responsibility with respect to the Company’s affairs, except with respect to those matters reserved to shareholders. All major decisions are considered by the Board as a whole.

The Board elects the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance.

          The Board plans for the succession of the CEO. The Executive Compensation and Development Committee annually evaluates the CEO’s performance, approves the CEO’s compensation, and informs the Board of its decisions. The Board also oversees the succession process for certain other management positions, and the CEO reviews with the Board annually his assessment of key management incumbents and their professional growth and development plans. The Board also:

a)	reviews the Company’s business and strategic plans and actual operating performance;

b)	reviews and approves the Company’s financial objectives, investment plans and programs; and

c)	provides oversight of internal and external audit processes and financial reporting.

II. Director Independence

          The Board has long held that it is in the best interests of the Company for the Board to consist of a substantial majority of independent Directors. The Board annually determines that a Director is independent if he or she has no material relationship, either directly or indirectly, with the Company, defined as follows:

a)

The Director is not and has not been employed in an executive capacity by the Company or its subsidiaries within the three years immediately prior to the annual meeting at which the nominees of the Board will be voted upon.

b)

The Director is not a significant advisor or consultant to the Company (including its subsidiaries); does not have direct, sole responsibility for business between the Company and a material supplier or customer; and does not have a significant personal services contract with the Company.

c)

The Director is not an executive officer, an employee, and does not have an immediate family member who is an executive officer or employee, of an organization that makes payments to, or receives payments from, the Company in an amount which, in any single fiscal year, exceeds 2% of such other organization’s consolidated gross revenues.

d)

The Director is not, and has not been within the past three years, employed by or affiliated with a firm that provided independent audit services to the Company; the Director is not, and does not have an immediate family member who is a current partner of the firm that is the Company’s external auditor; and the Director or an immediate family member was not within the past three years a partner or employee of the Company’s external audit firm and personally worked on the Company’s audit within that time.

e)	The Director is not, and has not been in the past three years, part of an interlocking directorship involving compensation committees; and

f)	The Director is not a member of the immediate family of Peter Booth Wiley, Bradford Wiley II, Deborah E. Wiley and Jesse Wiley, or management, as listed in the Company’s proxy statement.

When determining the independence of a Director, the ownership of, or beneficial interest in, a significant amount of stock, by itself, is not considered a factor.

III. Composition of the Board

          Under the Company’s By-Laws, the Board has the authority to determine the appropriate number of directors to be elected so as to enable it to function effectively and efficiently. The Governance Committee makes recommendations to the Board concerning the appropriate size of the Board, as well as selection criteria for candidates. Each candidate is selected based on background, experience, expertise, and other relevant criteria, including other public and private company boards on which the candidate serves. In addition to the individual candidate’s background, experience and expertise, the manner in which each board member’s qualities complement those of others and contributes to the functioning of the Board as a whole are also taken into account. The Governance Committee nominates a candidate, and the Board votes on his or her candidacy. The shareholders vote annually for the entire slate of Directors.

          Any nominee Director who receives a greater number of “withheld” votes from his or her election than “for” votes shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee shall recommend to the Board the action to be taken with respect to such resignation.

IV. Director Eligibility

          Directors shall limit the number of other board memberships in order to insure adequate attention to Company business. Prior to joining the board of another organization, including a public or private company, as well as a not-for profit organization, directors are required to advise the Chairman of the Board, the Chair of the Governance Committee and the President

and Chief Executive Officer so that a review can be performed to ensure that there are no conflicts of interest or other issues. While the Board of Directors does not believe it appropriate to establish an arbitrary limit on the number of outside boards upon which a Director may serve, the Board (based on the review and recommendation of the Governance Committee), has the responsibility to evaluate each situation and approve membership.

          Whenever there is a substantial change in the Director’s principal occupation, a Director shall tender his or her resignation and shall immediately inform the Board of any potential conflict of interest. The Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation or the potential conflict of interest.

          The Board has established a retirement age of 70 for its Directors. The Board may, in its discretion, nominate for election a person who has attained age 70 if it believes that under the circumstances it is in the Company’s best interests.

V. Board and Management Communication
The Board has access to all members of management and external advisors. As appropriate, the Board may retain independent advisors.

          The CEO shall establish and maintain effective communications with the Company’s shareholder groups. The Board schedules regular executive sessions at the end of each meeting. Non-management directors meet at regularly scheduled sessions without management. The Chairman of the Board presides at these sessions. In addition, the independent directors meet at least once each year in an executive session presided over by the Chairman of the Governance Committee.

          Employees and other interested parties may contact the non-management directors via email at: non-managementdirectors@wiley.com, or by mail addressed to Non-Management Directors, John Wiley & Sons, Inc., Mail Stop 9-12, 111 River Street, Hoboken, NJ 07030-5774

VI. Board Orientation and Evaluation
The Board annually conducts a self-evaluation to determine whether the Board as a whole and its individual members, including the Chairman, are performing effectively.

          The Board sponsors an orientation process for new Directors, which includes background materials on governance, law, board principles, financial and business history and meetings with members of management. The Board also encourages all of its Directors to take advantage of educational programs to improve their effectiveness.

VII. Director Compensation

          The Governance Committee periodically reviews and recommends to the Board its members’ annual retainer, which is composed of cash and stock grants for all non-employee Directors. In determining the appropriate amount and form of director compensation, the Board regularly evaluates current trends and compensation surveys, as well as the amount of time devoted to Board and committee meetings. As a long-standing Board principle, non-employee Directors receive no compensation from the Company other than for their service as Board members and reimbursement for expenses incurred in connection with attendance at meetings.

          Share ownership by each Director is encouraged. To this end, each Director is expected to own, at a date no later than three years after election to the Board, shares of common stock valued at not less than three times that Director’s annual cash compensation to which the Director is entitled for Board service.

VIII. Board Practices and Procedures

          The Chairman of the Board and the CEO jointly set the agenda for each Board meeting. Agenda items that fall within the scope and responsibilities of Board committees are reviewed with the chairs of the committees. Any Board member may request that an item be added to the agenda.

Board materials are provided to Board members sufficiently in advance of meetings to allow Directors to prepare for discussion at the meeting.

Various managers regularly attend portions of Board and committee meetings in order to participate in and contribute to relevant discussions.

Beneficial Ownership of Directors and Management

          The table below shows the number of shares of the Company’s Class A and Class B Stock beneficially owned by the current directors, and the executive officers named in the Summary Compensation Table on page 33 and all directors and executive officers of the Company as a group as of July 25, 2012. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described on page 3.

Section 16(a) Beneficial Ownership Reporting Compliance

	Shares of Class A and Class B Stock Beneficially Owned(1)		Additional Shares Beneficially Owned(2)		Totals		Percent of Class(1)	Percent of Total Voting Power	Deferred Stock Units(3)

Mark Allin(4)	A	2,877		14,850		17,727.04%		—	—
	B	—		—		—	—	—	—
Mari Jean Baker	A	—		—		—	—	—	1,154.65
	B	—		—		—	—	—	—
Warren J. Baker	A	4,201		—		4,201	—	—	25,444.11
	B	—		—		—	—	—	—
Ellis E. Cousens(4)	A	75,634		157,300		232,934	0.4%	—	—
	B	—		—		—	—	—	—
Jean-Lou Chameau	A	—		—		—	—	—	1,154.65
	B	—		—		—	—	—	—
Linda P.B. Katehi	A	—		—		—	—	—	1,154.65
	B	—		—		—	—	—	—
Matthew S. Kissner	A	—		—		—	—	—	16,836.46
	B	—		—		—	—	—	—
Raymond W. McDaniel, Jr.	A	500		—		500	—	—	15,142.93
	B	—		—		—	—	—	—
Eduardo Menascé	A	—		—		—	—	—	6,212.21
	B	—		—		—	—	—	—
Steven J. Miron(4)	A	2,419		17,600		20,019	0.06%	—	—
	B	—		—		—	—	—	—
William J. Pesce	A	305,355		300,000		605,355.2%		—	—
	B	—		—		—	—	—	—
William B. Plummer	A	—		—		—	—	—	23,221.70
	B	—		—		—	—	—	—
Stephen M. Smith(4)	A	52,599		100,363		152,962.26%		—	—
	B	—		—		—	—	—	—
Kalpana Raina	A	—		—		—	—	—	4,239.06
	B	—		—		—	—	—	—
Gary Rinck(4)	A	30,555		82,500		113,055	0.1%	—	—
	B	—		—		—	—	—	—
Bradford Wiley II(5)(6)(7)	A	1,200,901		—		1,200,901	2.4%	0.8%	—
	B	2,790,752		—		2,790,752	29%	19%	—
Peter Booth Wiley(5)(6)(7)	A	1,381,690		—		1,381,690	2.7%	0.9%	—
	B	2,720,752		—		2,720,752	29%	19%	—
All directors and executive	A	4,749,605	A	759,163	A	5,508,768	10.7%	3.5%	—
officers as a group
(23 persons)	B	8,279,389		—	B	8,279,389	87%	56.8%	—

(1)

This table is based on the information provided by the individual directors or executives. In the table, percent of class was calculated on the basis of the number of shares beneficially owned as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, divided by the total number of shares issued and outstanding plus the number of shares of the class issuable to the individual director or executive officer pursuant to the options exercisable under the Company’s stock option plans on or before September 22, 2012.
(2) Shares issuable pursuant to options exercisable under the Company’s stock option plans on or before September 22, 2012.
(3)

This amount represents the number of shares of Class A Common Stock credited to the participating director’s account pursuant to the Deferred Compensation Plan for Directors’ Fees, described on pages 44-45. The shares will be issued upon the director’s retirement.

(4)

Includes Class A shares of restricted stock subject to forfeiture awarded under the Company’s long-term incentive plans as follows: Mr. Allin—16,520 shares; Mr. Cousens—72,022 shares; Mr. Smith—71,200 shares; Mr. Miron—18,260 shares and Mr. Rinck—26,400 shares.

(5)

Bradford Wiley II and Peter Booth Wiley, as co-members with Deborah E. Wiley, of the E.P. Hamilton Trusts LLC, share voting and investment power with respect to 462,338 shares of Class A Stock and 8,125,536 shares of Class B Stock. For purposes of this table, each is shown as the owner of one-third of such shares.

(6)

Bradford Wiley II and Peter Booth Wiley, as co-trustees with Deborah E. Wiley, share voting and investment power with respect to 55,072 shares of Class A Stock and 36,720 shares of Class B Stock under the Trust of Esther B. Wiley. For purposes of this table, each is shown as the owner of one-third of these shares.

(7)

Bradford Wiley II and Peter Booth Wiley, as general partners of a limited partnership with Deborah E. Wiley, share voting and investment power with respect to 301,645 shares of Class A Stock owned by the partnership. For purposes of this table, each is shown as the owner of one-third of such shares.

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based on our review we believe that during fiscal 2012, our directors, officers and greater than ten percent beneficial owners met all filing requirements except for late filings of Forms 4 for Messrs. Fristensky, Kline, Melando, Marzano and B. Wiley, all of which were filed late due to administrative error.

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended April 30, 2012.

Fees of Independent Auditor

Audit Fees

          Total aggregate fees billed by KPMG LLP (“KPMG”) for professional services in connection with the audit and review of the Company’s Consolidated Financial Statements, and statutory audits of the Company’s international subsidiaries were $2,242,000 and $1,903,000 in fiscal years 2012 and 2011, respectively.

Audit Related Fees

          The aggregate fees billed for audit related services, including due diligence related to acquisitions, employee benefit plan audits and consultation on acquisitions were $124,000 and $110,000 in fiscal years 2012 and 2011, respectively.

Tax Fees

          The aggregate fees billed for services rendered by KPMG tax personnel, except those services specifically related to the audit of the financial statements, were $350,000 and $293,000 in fiscal years 2012 and 2011, respectively. Such services include tax planning, tax return reviews, advice related to acquisitions, tax compliance and compliance services for expatriate employees.

Other Non-Audit Fees
The aggregate non-audit fees were $182,000 and $0 in fiscal years 2012 and 2011, respectively.

The Audit Committee has advised the Company that in its opinion the services rendered by KPMG LLP are compatible with maintaining their independence.

          The Audit Committee is responsible for oversight of the Company’s accounting, auditing and financial reporting process on behalf of the Board of Directors. The Committee consists of three members who, in the judgment of the Board of Directors, are independent and financially literate, as those terms are defined by the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors has determined that all the members of the Committee satisfy the financial expertise requirements and have the requisite experience to be designated “audit committee financial experts” as that term is defined by the rules of the SEC and NYSE.

          Management has the primary responsibility for the preparation, presentation and integrity of the financial statements of the Company; for maintaining appropriate accounting and financial reporting policies and practices; and for internal controls and procedures designed to assure compliance with generally accepted US accounting standards and applicable laws and regulations. The Committee is responsible for the oversight of these processes. In this fiduciary capacity, the Committee has held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results for the fiscal year ended April 30, 2012. Management has represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted US accounting principles. The Committee has discussed with the independent auditors significant accounting principles and judgments applied by management in preparing the financial statements as well as alternative treatments. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The Audit Committee has had discussions with, and received regular status reports from, the independent auditors and the Vice President of Internal Audit regarding the overall scope and plans for their audits of the Company, including their scope and plans over management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors provided the Audit Committee with written disclosures and the letter required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence.

          The Committee also considers whether providing non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee has adopted a policy of pre-approving all audit and non-audit services performed by the independent auditors. The Audit Committee may delegate authority to one or more of its members to grant pre-approvals of non-audit services, provided that the pre-approvals are presented to the Audit Committee for ratification at its next scheduled meeting.

          Persons with complaints or concerns about accounting, internal controls or auditing matters may contact the Audit Committee by addressing a letter to: Chairman of the Audit Committee, John Wiley & Sons, Inc., P. O. Box 1569, Hoboken, NJ 07030-5774.

          Based upon the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, as filed with the Securities and Exchange Commission.

Audit Committee

Matthew S. Kissner, Chairman, Jean-Lou Chameau, Raymond W. McDaniel, Jr.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

          The Executive Compensation & Development Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 22 through 45 of this Proxy Statement. Based on this review and discussion, the Executive Compensation and Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Eduardo Menascé, Chairman Mari Jean Baker Warren J. Baker Kalpana Raina

Compensation Committee Interlocks

          No member of the Executive Compensation & Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Executive Compensation and Development Committee.

Performance Graph

	2007	2008	2009	2010	2011	2012

John Wiley & Sons, Inc. Class A	$100.00	$124.20	$92.78	$117.40	$143.54	$129.56
Russell 1000	100.00	93.59	59.03	81.09	93.89	95.75
Dow Jones Publishing Index	100.00	71.74	46.15	61.34	72.48	73.00
S&P 400 Midcap	100.00	96.01	64.23	94.21	116.21	113.47

          The above graph provides an indicator of the cumulative total return to shareholders of the Company’s Class A Common Stock as compared with the cumulative total return on the Russell 1000, the Dow Jones Publishing Index and the S&P 400 Midcap, for the period from April 30, 2007 to April 30, 2012. The Company has elected to use the Russell 1000 Index and the S&P 400 Midcap index as its broad equity market indices because it is currently included in these indices. Cumulative total return assumes $100 invested on April 30, 2007 and reinvestment of dividends throughout the period.

FY2012 Compensation Discussion & Analysis

Introduction

          This Compensation Discussion and Analysis, or “CD&A,” describes the fiscal year 2012 compensation program for John Wiley & Sons, Inc.’s senior executives. The overarching goals that guide the design and administration of our executive compensation program consist of the ability to:

	•	Recruit and retain the highest caliber of executive talent by offering a competitive compensation program;

	•	Motivate and reward executives for achieving strategic and financial objectives through the use of annual cash incentives; and

•

Align executives’ and shareholders’ interests through awards of equity components that are dependent upon the performance of the Company and encourage the acquisition of a significant ownership stake in the Company.

          This CD&A describes how the Executive Compensation and Development Committee (the “Committee”) of the Board of Directors (the “Board”) considered our business strategy, our compensation philosophy, and the overarching goals that guide our executive compensation program to arrive at fiscal year 2012 compensation decisions for our executives, including our named executive officers (“NEOs”) whose compensation is set forth in the 2012 Summary Compensation Table and other compensation tables contained in this proxy statement.

Our fiscal year 2012 NEOs are:

	•	Stephen M. Smith, President and Chief Executive Officer

	•	Ellis E. Cousens, Executive Vice President, Chief Financial and Operations Officer

	•	Steven J. Miron, Senior Vice President, Scientific, Technical, Medical and Scholarly Publishing

	•	Gary Rinck, Senior Vice President, General Counsel

	•	Mark J. Allin, Senior Vice President, Professional and Trade

Executive Summary
Financial Results

          Despite challenges in some of our markets, the Company delivered better than expected EPS and free cash flow – a testament to the strength of our business in an increasingly digital marketplace, the flexibility of our cost structure, and prudent expense management during the fiscal year. Revenue growth for the Company this year was modest and below our original guidance of mid-single digits, with much of the gap attributed to weak economic conditions in Europe, impacting all three of our businesses, a difficult year for higher education, particularly around for-profit enrollments, and retail challenges in the Professional/Trade segment, especially around our consumer business. The Company achieved growth on a currency neutral basis of 1% for revenue; 11% for adjusted earnings per share (after excluding a $0.12 per share tax reserve release, originally recorded as part of the purchase accounting for the Blackwell acquisition, and $0.14 per share derived from a legislative reduction in the UK Corporate income tax rate); and U.S. GAAP EPS growth of 21%. The Company generated $260 million in free cash flow, $5 million better than expected, and reduced net debt by $37 million during the year to $215 million. The Company repurchased 1.9 million shares this year at a cost of $87 million, and in June 2011, increased its dividend 25% to $0.20 per shares a quarter, representing the eighteenth consecutive yearly increase. The Company continues to invest in and shift to digital delivery in all of our businesses, resulting in new revenue/business models, new opportunities in emerging markets, and margin and working capital improvements. The shift to digital continues at a fast pace, with just over 40% of the Company’s fiscal year 2012 revenue generated from digital products and services. During fiscal year 2012, the Company acquired a high-growth, high-margin, and mainly digital business focused on professionals (Inscape) and explored opportunities to realign our trade and consumer business. We feel confident about the must-have nature of our content, the opportunities to develop and acquire content-enabled services for our customers, and the prospects to improve efficiencies and increase overall margins.

Executive Compensation Program

          The Company’s compensation program emphasizes variable, performance-based compensation that promotes the achievement of short-term and long-term business objectives aligned with the Company’s business strategy and rewards performance when those objectives are met. The 2012 annual and long-term incentive plans were structured so that actual compensation received was aligned with Company performance based on key metrics such as corporate and business revenue, earnings per share (“EPS”), business earnings before interest, taxes and amortization (“EBITA”), free cash flow (“FCF”) and strategic milestones that benefited the Company in fiscal year 2012 and will benefit the Company in the future. We believe these metrics are aligned with driving long-term shareholder value, and provide appropriate line-of-sight.

The following chart provides a brief summary of the principal elements of John Wiley & Sons, Inc.’s executive compensation program for 2012, described in more detail later in this CD&A.

Compensation Element	Form	Compensation Objective	Relation to Performance	2012 Actions / Results
Base Salary	Fixed annual cash, paid on a semi-monthly basis	Fixed compensation that is externally competitive, and allows us to attract and retain executive talent.	Increases in base salary reflect market positioning, economic conditions, and the Committee’s assessment of Company and individual performance over the prior year.

The Company’s US merit budget was 3%. The NEOs salary increases ranged from 3.2% to 28%, reflecting the continued transition of leadership at the highest levels of the Company during fiscal year 2012, including the CEO and the heads of our global businesses.

Short-Term Incentive	Cash, paid on an annual basis

Motivate the executive to contribute to the Company’s success in achieving annual corporate and business financial goals and strategic objectives. When combined with a competitive base salary, provides total targeted cash compensation above the market median which helps the Company attract and retain executive talent.

75% of the target annual incentive is based on financial goals, including corporate and business revenue, EPS, business EBITA, and FCF. The remaining 25% of the target annual incentive is based on achievement of strategic milestones that are intended to further the Company’s success.

Payout can range from 0% to 200%. Beginning in fiscal year 2013, maximum payout will be 150% of target.

Target incentives for the NEOs range from 75% to 110% of base salary. Actual short-term incentives earned for the NEOs ranged from 89% of target to 106% of target.
Long-Term Incentives	Non-qualified stock options granted each year, with vesting 50% on April 30th of the fourth and fifth years after grant

Ensures alignment of executive and shareholder interests and rewards. When combined with a competitive target cash compensation package and restricted performance shares, stock options provide a competitive total target direct compensation package that helps the Company attract and retain executive talent.

			The increase in value of non-qualified stock options is dependent on improvements in stock price.	June 2011 grants of non- qualified stock options represent approximately 60% of the NEOs’ target long-term value.
Restricted performance shares granted each year with a 3-year performance cycle, and if earned, shares become restricted and vest 50% on April 30th of the fourth and fifth years after grant

Motivates the executive to contribute to the Company’s success in achieving long-term corporate financial goals that drive shareholder value. When combined with a competitive target cash compensation package and stock options, restricted performance shares provide a competitive total target direct compensation package that helps the Company attract and retain executive talent.

EPS and cumulative FCF are the performance measures used, with a weight of 60% and 40%, respectively.

Payout can range from 0% to 200%. Beginning in fiscal year 2013, maximum payout will be 150% of target.

NEOs received approximately 40% of their target long-term value in restricted performance shares for the fiscal year 2012-14 performance cycle.

For the fiscal year 2010-12 cycle that just ended, the NEOs earned 140% of their target restricted performance shares.

          We also provide the following additional benefits to our senior executives for the financial security and current / future well-being of the executives and their families, as described in more detail later in this CD&A:

Benefit	Form	Purpose
Health and Welfare Benefits	Flexible benefits program provided to all employees, where flex dollars are provided to help pay the cost of health insurance, life, disability and AD&D insurance	Health and welfare benefits are market competitive and are provided primarily for the well-being of the executive and his/her family.
Retirement Plans	Qualified savings and retirement plans	Qualified retirement plan benefits are market competitive and provide some post-retirement income for the executive, in addition to providing incentive for a long-term career with the Company.
Non-qualified Supplemental Benefit Plan (the “Excess Plan”)

Restore benefits lost under the qualified retirement plan due to limitations imposed by Internal Revenue Code regulations to the same level as other colleagues who are not restricted by Internal Revenue Code limitations.

Non-qualified Supplemental Executive Retirement Plan (the “SERP”)

Assure that executives are provided with an adequate retirement income due to tax rules governing qualified retirement plans that place significant limitations on the benefits which can be paid to executives. Helps the Company attract and retain executive talent.

Since SERPs are not as prevalent as in the past, the Company will assess whether or not the SERP should be closed to new executives.

	Non-qualified Deferred Compensation Plan	Enables executives to prepare for future financial security by allowing the deferral of otherwise taxable income on a pre-tax basis, with various investment options and flexible payment options.
The John Wiley & Sons Limited Retirement Benefits Scheme (“UK Qualified Plan”)

Approved (qualified) retirement plan benefits are market competitive and provide retirement income for employees on a defined benefit basis in addition to providing an incentive for a long term career with the Company. This scheme is closed to new entrants.

Benefit	Form	Purpose
The Unapproved Supplemental UK Plan (the “UK Non-Qualified Plan”)

Restores benefits “lost” under the UK Qualified Plan due to limitations imposed by the UK Revenue authorities to the same level as other colleagues in the UK Qualified Plan who are not affected by those restrictions. This UK Non-Qualified Plan is by Company invitation only.

Perquisites	Physical exams, financial planning, tax preparation, health club membership	Perquisites are market competitive and provided primarily for the financial security and productivity of the executive.

Corporate Governance	We endeavor to maintain sound governance standards with respect to our executive compensation program. The following policies and practices were implemented during fiscal year 2012:

	•	Mr. Smith’s base salary severance in the event of a “without cause termination” or “constructive discharge” with or without a change of control remains at 24 months as President and CEO.

	•	In fiscal year 2012, we eliminated tax “gross-ups” for the limited perquisites provided to our executive officers.

	•	In fiscal year 2012, we modified the executive employment agreements to eliminate excise tax “gross-ups” upon a change of control.

•

In fiscal year 2012, we modified the executive employment agreements and all equity award agreements to specify that for equity awards beginning with the fiscal year 2012 equity grants (awarded in June 2011), double-trigger vesting of equity upon a change of control will apply in cases where the acquiring company is a publicly traded company, and that company assumes or replaces the outstanding equity.

•

Beginning with the fiscal year 2012 equity grants (awarded in June 2011), we implemented stock retention requirements for our executive officers, including the NEOs, that require retention of 50% of the net shares acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock until the executive satisfies our stock ownership salary multiple.

	•	Effective May 1, 2011, the share ownership requirement for our President and CEO was increased to six times base salary.

Compensation Best Practices

          In addition to the new corporate governance practices noted above, the Company continues to implement and maintain best practices in its executive compensation program. These practices include the following:

•

The Committee, currently composed of three independent directors, has engaged an independent compensation consultant that has no other ties to the Company or its management, and that meets the selection criteria developed by the Committee (see “Role of Compensation Consultant” below).

•

An appropriate compensation mix that is designed to balance the emphasis on short-term and long-term performance, in line with the Company’s operating and strategic plans. The majority of incentive compensation for executive officers is associated with the long-term performance of the Company, which ensures a correlation between executive and shareholder rewards.

	•	Financial targets used in both the short and long-term incentive plans are appropriately set and if not achieved, result in a large percentage reduction in compensation.

•

The Company’s equity awards under the Executive Long-Term Incentive Plan provide for a conservative five-year vesting, except in limited circumstances involving performance shares for completed cycles upon executive retirement.

•

The Committee believes that the ultimate goal of the long-term incentive program is to align the interests of shareholders and management. To reinforce this principle, the Committee established stock ownership guideline for all officers participating in the long-term incentive program. The ownership guidelines for the President and CEO is six times base salary. The ownership guideline for the other senior executives, including the NEOs, is two and one-half times base salary. Shares counted toward the ownership guidelines include:

		•	Shares owned outright

		•	Half of the performance shares earned (i.e. where the performance cycle has been completed) but not yet vested. (Assumes half will be surrendered to pay taxes.)

		•	Half of any time-based restricted shares granted. (Assumes half will be surrendered to pay taxes.)

Mr. Cousens and Mr. Rinck have exceeded their targeted shareholdings. Messrs Smith, Miron and Allin are all new to their roles and have not yet met their targeted shareholdings.

•

To insure that our compensation program does not encourage excessive risk taking, in July 2010 we introduced a clawback provision in both the annual and long-term incentive plans covering the top 350 colleagues in the Company. The clawback provision allows the Company to recoup incentive payments to covered incentive participants in the event that the Company needs to restate its financial results because of fraud, gross negligence or intentional misconduct on the part of one or more employees and/or because of material non-compliance with Securities laws.

Compensation Principles and Practices
Principles of Wiley’s Executive Compensation Program	The following principles and practices shaped the design and implementation of our compensation program for fiscal year 2012. The principles and practices help ensure the following:
•

Compensation is merit based in that the total compensation opportunity and actual payout for each executive is based on current responsibilities, future potential and sustained performance against challenging financial and strategic objectives.

•

There is a correlation between compensation (both annual and long-term) and the Company’s performance. The program is structured such that at executive levels a larger portion of annual and total compensation is variable driven by performance and significantly composed of stock-based compensation.

	•	Senior executives, including the NEOs, have a significant, ongoing ownership stake in the Company to strengthen the alignment of our executives’ interests with those of our shareholders.

•

The program is competitive with the total compensation program of competitor companies in the publishing/information and media industries when performance goals are achieved. To that end the Committee reviews a report based on an independently researched compensation survey as a guidepost to determine whether the Company’s compensation levels and programs are competitive and meet the Company’s stated objectives. The report includes publishing/media companies with whom Wiley competes for business and talent and for whom data is available, as well as other companies in general industry for positions that are not unique to the publishing industry. Base salaries, annual incentive awards and long-term incentive grants are determined within the framework of position responsibilities, future potential and the competitive market data relative to the size of the Company.

Role of Compensation Consultant

          The executive compensation consultant reports directly to the Committee, and works collaboratively with management with regard to the administration and any required analysis in support of the executive compensation program. Effective in December 2010, the Committee engaged the firm of Frederic W. Cook & Co., (“Cook”) as its independent compensation consultant. Following are the services provided to the Committee by Cook during fiscal year 2012:

	•	Provide market data and recommendations on fiscal year 2012 executive compensation, including conference calls with the Committee and management, as needed.

	•	Present the market data report with respect to fiscal year 2012 compensation at the March 2011 Committee meeting. Attend any other meetings as required by the Committee.

•

Continue to monitor the Company’s executive compensation program and advise the Committee of plans or practices that might be modified to improve effectiveness, competitiveness and alignment with good corporate governance principles.

	•	Review the Company’s executive compensation philosophy and competitive positioning for reasonableness and appropriateness.

	•	Advise the Committee on management proposals, as requested.

	•	Undertake special projects at the request of the Committee.

	•	Review the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in the Company’s proxy statements.

	•	Proactively advise the Committee on best-practices for governance of executive compensation as well as areas of concern and risk in the Company’s program.

	•	Proactively advise the Committee on legislative and regulatory developments related to compensation policies and programs and compensation-related disclosure.

Roles of the Committee and Management in Recommending Compensation

          As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive’s position and responsibility, individual performance and future leadership potential, as determined by the President and CEO in consultation with the Committee, or by the Committee in the case of the President and CEO, as well as with regard to the external marketplace.

          The President and CEO presents compensation recommendations for the senior executives, including the NEOs, to the Committee for its review and approval. The Committee evaluates the performance of the President and CEO, determines his compensation, and discusses its recommendation with the Board of Directors in executive session.

Determination of Target Compensation Levels
Compensation Philosophy

          Our executive compensation program for the senior executives, including the NEOs, consists of base salaries, a target cash incentive expressed as a percent of base salary and target long-term equity awards. Each executive’s base salary, target annual cash incentive and long-term incentive award value is reviewed annually and is adjusted when and if needed, depending on market conditions, to remain competitive with the external market. The program is designed to pay median base salaries, above-median total cash compensation for the achievement of challenging financial targets and strategic objectives and below-median total cash compensation when those targets are not attained. Third quartile levels of total direct compensation can be attained when challenging, long-term financial goals are achieved and accompanied by future share price appreciation.

Compensation Benchmarking

          The compensation for each senior executive position is benchmarked using publishing/media and general industry survey data. The Committee’s executive compensation consultant prepares an annual executive compensation competitive review report, using data from the Towers Watson U.S. Media Industry Survey and the Towers Watson U.S. General Industry Survey. The benchmarking report prepared by Cook using the Towers Watson survey data related to fiscal year 2012 executive compensation, and incorporated data from a peer group of 83 publishing companies from the 2010 Towers Watson U.S. Media Industry Survey, in addition to over 317 companies in the 2011 Towers Watson U.S. General Industry Survey. For

the senior executives who lead our three global businesses, only the publishing / media industry survey data is used, since that represents the competitive market for the leaders of our global businesses. For corporate executives, the data is weighted two thirds to the publishing / media industry data and one-third to general industry data, recognizing that the competitive market for our corporate executives is broader than the publishing / media industry. The executive compensation consultant presents its review to the Committee at its March meeting as a way of assisting the Committee in ascertaining the competitiveness of the executive compensation program within our core publishing and information business, as well as the general industry.

          Each year, compensation decisions covering base salary, annual incentives and stock-based awards are primarily driven by assessments of individual and Company performance. Comparisons are also made to the compensation survey data. Individual annual and long-term incentive payments from preceding years are not a significant factor in determining recommendations for the total compensation opportunity for an upcoming year.

          Compensation for the President and CEO is established using the same process and philosophy previously discussed for the other senior executives, including the NEOs. The Committee establishes the President and CEO’s base salary, target annual incentive and stock-based awards using the executive compensation competitive review report based on an independently researched compensation survey prepared annually by the executive compensation consultant. In addition, the President and CEO’s compensation relative to the next two highest-compensated executives is evaluated.

Pay Mix

          As noted more fully below and in other sections of this Proxy Statement, a significant portion of target total direct compensation (defined as base salary, target annual incentives and the target value of stock-based awards) granted to our NEOs in fiscal year 2012 is aligned closely with shareholder interests, since it is based on the attainment of annual and long-term financial objectives, which we believe drive shareholder value. The following graph illustrates the average pay mix for our NEOs in fiscal year 2012. Our President and CEO and our Executive Vice President, Chief Financial and Operations Officer have a heavier weight, 60% and 53% respectively, on long-term variable compensation (and corresponding lighter weight on cash compensation) than our other senior executives, to reflect their primary impact on Company results and to ensure alignment with shareholder interests.

Fiscal Year 2012 Average NEO Pay Mix

We believe that this incentive design provides strong motivation to focus on attaining results that create shareholder value.

Compensation Elements
Base Salaries

          Base salaries are provided to our senior executives, including our NEOs, for performing their day-to-day responsibilities. Competitive base salaries allow the Company to attract and retain executive talent. The base salaries of our NEOs are based on a review of the competitive median marketplace for equivalent executive positions as previously discussed, assessment of the senior executive’s individual performance by the President and CEO (or in the case of the President and CEO, by the Committee), internal pay relationships among senior executives based on relative duties and responsibilities, the individual’s future advancement potential, and the Company’s annual merit budget. Base salary increases, if any, are effective July 1 of each year. For fiscal year 2012, the Company’s US merit budget was 3%, and the NEOs’ salary increases ranged from 3.2% to 28%, reflecting the continued transition of leadership at the highest level of the Company, including the CEO and the heads of our global businesses.

Annual Incentives

          Annual incentives are intended to motivate and reward senior executives for achieving short-term business objectives that drive Company and business unit performance. Annual incentives are payable for the achievement of annual financial performance goals established by the Committee and for individual performance and contributions. The financial goals represent 75% of the targeted annual incentive, and strategic objectives represent 25% of the targeted annual incentive, to ensure payment of annual incentives is commensurate with Company, and where applicable, business unit performance. For fiscal year 2012 and earlier fiscal years, payouts, if any, could range from 0 to 200% of the target incentive, depending on the level of achievement of financial goals and strategic objectives between threshold and outstanding levels of performance. Financial goals are based upon a strategic plan presented to and approved by the Board of Directors annually. At the end of the performance cycle a payout factor is calculated using actual results against the target for the financial measures. This results in a payout from 0 to 200% for financial objectives. A rating from 0 to 200% is also established for performance on strategic objectives. The results are combined to produce an annual incentive award of between 0 and 200% of the targeted award for each executive participating in the plan.

Beginning in fiscal year 2013, the payout of annual incentives can range from 0% to 150% and threshold payout will move from 25% to 50% of target. Additionally, the range of financial performance between threshold and outstanding will be wider than in the past. This is more typical incentive design for companies with an above-median compensation philosophy.

Quantitative and qualitative strategic objectives are set based on the following over-arching goals:

	•	Increase profitability, cash flow and return on investment

	•	Build long-term relationships with our customers

	•	Enhance Wiley’s position as the “place to be” for all stakeholders

          The Company uses a Performance Management Program that measures performance against financial goals approved by the Committee as well as other quantitative and qualitative strategic objectives established at the beginning of the fiscal year. The Committee approves the strategic objectives of the President and CEO, evaluates his performance and discusses its recommendation with the Board of Directors in executive session. The President and CEO evaluates the performance of the members of the senior executives, including the NEOs, and presents his ratings to the Committee for its review and approval.

Following are the fiscal year 2012 target annual incentives for the NEOs:

Named Executive Officer	Target Annual Incentive as a % of Base Salary

Stephen M. Smith	110%
Ellis E. Cousens	100%
Steven J. Miron	90%
Gary Rinck	75%
Mark J. Allin	90%

          For fiscal year 2012, the corporate performance measures used were revenue, EPS and normalized FCF weighted at 30%, 40% and 30%, respectively. Performance goals for individual businesses were based on revenue and EBITA, weighted at 40% and 60%, respectively. These performance measures are relevant measures of our corporate and business unit success and align shareholder and executive interests. The relative weight on the profit measure(s) ensures an appropriate distribution of incentives paid vis-a-vis what is retained by the Company in pre-tax income.

          In fiscal year 2012, in comparison to the target goals set by the Committee for annual incentive purposes (see table immediately following) revenue achievement was 96.2% of target, EPS achievement was 100.6% of target, and normalized FCF achievement was 102.3% of target, resulting in a payout of 90.9% of target for the corporate performance measures.

Financial Objective	2012 Threshold Performance Level	2012 Target Amount	2012 Outstanding Performance Level	2012 Results

Revenue ($000)	95%	$1,830,000	105%	$1,761,200
EPS	93%	$3.20	107%	$3.22
Normalized FCF ($000)	85%	$255,000	115%	$260,847

Note:

Financial results used for incentive payment purposes are adjusted to budgeted foreign exchange rates. Certain items and events may be excluded as permitted by the shareholder-approved 2009 Executive Annual Incentive Plan. For fiscal year 2012, the principal exclusions were a non-cash tax benefit due to a reduction in the United Kingdom statutory income tax rate, and a tax reserve release, originally recorded as part of the purchase accounting for the Blackwell acquisition. Free cash flow is defined by the Company as cash from operating activities less cash used for investing activities excluding acquisitions.

Following are the actual fiscal year 2012 annual incentives paid to the NEOs as a percentage of target:

Named Executive Officer	Incentive Payout as a % of Target Annual Incentive

Stephen M. Smith	106%
Ellis E. Cousens	98%
Steven J. Miron	89%
Gary Rinck	98%
Mark Allin	98%

Long-Term Stock-Based Incentives

          Long-term incentives are intended to motivate and reward senior executives for achieving long-term (three-year) business objectives that drive Company performance. The long-term incentive compensation program for senior executives, including the NEOs, consists of annual grants of restricted performance shares and stock options, weighted at approximately 40% and 60% of long-term target value, respectively. The Committee believes the combined grants of stock options and restricted performance shares provide an appropriate balance between risk and potential reward and serve as an effective retention tool for superior performers. In administering the long-term incentive program, the Committee considers data from the executive compensation survey previously discussed (which utilize FASB Accounting Standards Codification (“ASC”) Topic 718 value for equity), and the recommendations of the President and CEO, to establish the targeted equity awards (value and number of shares) for each executive.

•

Performance shares are used to encourage ownership and retention, and are payable for the achievement of three-year corporate financial performance goals established by the Committee. The use of corporate performance measures focuses the senior executives on the overall success of the Company, which is where shareholder value is reflected. Financial goals are based upon a strategic plan presented to and approved by the Board of Directors annually. At the end of the performance cycle a payout factor is calculated based on actual results against the threshold, target and outstanding performance levels, resulting in a payout from 0 to 200% of the targeted number of performance shares. Beginning with the fiscal year 2013-15 performance cycle, payout can range from 0% to 150% of the targeted number of performance shares, and threshold payout will move from 25% to 50% of target. Additionally, the stretch of financial performance at outstanding will be higher than in the past. This is a more typical incentive design for companies with an above-median compensation philosophy, and is consistent with the design change being made to the annual incentive plan beginning in fiscal year 2013.

For the fiscal year 2010-12 performance cycle, EPS and cumulative normalized free cash flow (FCF) were the performance measures used, weighted at 60% and 40%, respectively.

These performance measures are meaningful measures of our financial health, drivers of shareholder value, and the focus of the long-term investors the Company wishes to attract.

For the fiscal year 2010-12 performance cycle, in comparison to the target goals set by the Committee for long-term incentive purposes (see table immediately following), EPS achievement was 100% of target, and FCF achievement was 118.8% of target, resulting in a payout of 140% of the targeted number of shares for this performance cycle.

Financial Objective	FY2010-12 Threshold Performance Level	FY2010-12 Target Amount	FY2010-12 Outstanding Performance Level	FY2010-12 Results

EPS	90%	$3.22	105%	$3.22
FCF	90%	$590,000	105%	$701,000

Note:

Financial results used for long-term incentive payment purposes may be adjusted to budgeted foreign exchange rates and for certain items and events as permitted by the shareholder-approved 2009 Key Employee Stock Plan. For the 2010-12 cycle, the principal exclusions were a non-cash tax benefit due to a reduction in the United Kingdom statutory income tax rate, and a tax reserve release, originally recorded as part of the purchase accounting for the Blackwell acquisition.

•

Stock options are used to align the interests of management with those of the Company’s shareholders, and are designed to provide long-term equity-based compensation tied to future appreciation of Wiley’s common stock price.

Target equity grants for the NEOs for the fiscal year 2012-14 performance cycle are detailed in the Summary Compensation and Grants of Plan-Based Awards tables.

Retirement and Post- Employment Benefits

          All NEOs are eligible to participate in the Company’s qualified savings and retirement plans. However, because U.S. and UK tax rules governing qualified retirement plans place significant limitations on the benefits that can be paid to executives, the Company has adopted four nonqualified deferred compensation plans to supplement their qualified retirement benefits.

•

Nonqualified Supplemental Benefit Plan (the “Excess Plan”). The Excess Plan was adopted by the Board of Directors to restore benefits that cannot be provided under the Retirement Plan of John Wiley & Sons, Inc. due to limitations imposed by the Internal Revenue Code.

•

Supplemental Executive Retirement Plan (the “SERP”). To assure that executives were provided with an adequate retirement income, and to attract and retain executive talent, the Company implemented the SERP which was later amended. The SERPs are more fully described on pages 38-39.

•

Deferred Compensation Plan. The Deferred Compensation Plan was adopted by the Board of Directors to address the opportunity to defer compensation for those executives who are not able to take full advantage of the Company’s qualified Savings Plan because of tax rules limiting contributions.

•

UK Unapproved Supplemental Plan (the “UK Non-Qualified Plan”). The UK Non-Qualified Plan was adopted by the Board of Directors to restore benefits for selected individuals that cannot be provided under the UK Qualified Plan due to limitations imposed by Her Majesty’s Revenue & Customs.

Health and Welfare Benefits

          The Company provides or makes available a number of health and welfare benefits, such as medical, dental, vision, life, accident and long-term disability insurance to all U.S.-based colleagues, including the NEOs. These benefits are competitive with those provided by other companies in the publishing / media and general industries and are provided primarily for the well-being of Wiley colleagues, and at the same time enhance Wiley’s attractiveness as an employer of choice.

Perquisites and Other Benefits

          The Company provides limited perquisites and other personal benefits to the NEOs, of which the incremental cost to the Company in the aggregate is generally in the range of $10,000 to $18,000 annually. These benefits are provided primarily for the financial security and productivity of the executives, which allows greater focus on Wiley business activities. These limited perquisites include financial planning and tax preparation, an allowance for business and health club memberships, parking in the headquarters building, and an annual physical examination. In fiscal year 2012, we eliminated tax “gross-ups” for perquisites provided to our executive officers. Any taxes on perquisites are now paid by the executives. Mr. Allin, whose position has required spending a significant amount of time in the US, has been allowed the use of a Company-leased apartment in the US. This accommodation is provided in lieu of hotel expenses while conducting Company business. The apartment is available and has been used by other Company employees throughout the year.

Post-Employment Benefits

          Depending on the circumstances of their termination, the NEOs are eligible to receive severance benefits in the form of base salary as a lump-sum payment, annual incentive, healthcare benefits and accelerated vesting of all equity as determined by the provisions in their employment agreements, which are discussed in detail starting on page 40. Under a dismissal without cause or constructive discharge following a change of control, the Company provides these severance benefits because it serves the best interest of the Company and its shareholders to have executives focus on the business merits of mergers and acquisitions without undue concern for their personal financial outcome. In the case of a without cause termination or constructive discharge absent a change in control, the Company believes it is appropriate to provide severance at these levels to ensure the financial security of these executives, particularly in view of our non-compete agreements which state that for twelve months following termination the executive will not compete with the Company, or solicit customers or employees of the Company.

Tax Deductibility of Compensation

          Ordinarily it is in the best interest of the Company to retain flexibility in its compensation programs to enable it to appropriately reward, retain and attract executive talent necessary to the Company’s success. To the extent such goals can be met with compensation that is designed to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such as the 2009 Key Employee Stock Plan and the Executive Annual Incentive Plan, each approved by the shareholders in September 2009, such compensation plans will be used. However, the Committee recognizes that in appropriate circumstances, compensation that is not deductible under the Code may be paid at the Committee’s discretion.

Closing Statement
The executive compensation program discussed here is based on our beliefs that:

•	The quality of our leadership is among the most important determinants of the Company’s success;

•	Our ability to attract and retain those industry leaders who will ensure our success requires a competitive, performance-based compensation program;

•	Our shareholders are best served by providing our senior executives with appropriate financial rewards directly linked to the long-term success of the Company; and

•	Our senior executives must share in the risks as well as the rewards in achieving the Company’s challenging performance goals.

We believe that the Company’s executive compensation program meets the goals and objectives discussed above.

Summary Compensation Table:

	Name [a]	Year [b]	Salary ($) [c]	Bonus ($) [d]	Stock Awards ($) [e]	Option Awards ($) [f]	Non- Equity Incentive Plan Compen- sation ($) [g]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [h]	All Other Compen- sation ($) [i]	Total ($) [j]

	Stephen M. Smith	2012	800,000		1,011,000	1,428,000	929,940	3,779,654	126,598	8,075,192
		2011	620,833		520,260	857,500	965,938	1,033,984	317,894	4,316,409
		2010	600,396		455,520	811,300	893,700	1,273,659	420,545	4,455,120

	Ellis E. Cousens	2012	636,667		495,500	928,200	628,320	1,002,987	40,589	3,732,263
		2011	616,667		400,200	796,250	849,710	644,720	38,878	3,346,425
		2010	600,000		1,121,280	1,506,700	833,700	1,993,102	47,650	6,102,432

	Steven J. Miron	2012	469,167		247,750	357,000	381,811	1,263,793	26,770	2,746,291
		2011	440,000		200,100	306,250	480,893	433,735	26,735	1,887,713

	Gary Rinck	2012	482,500		297,300	357,000	357,112	592,743	43,885	2,130,540
		2011	467,500		240,120	306,250	465,476	433,817	22,836	1,935,999

	Mark J. Allin	2012	385,266		222,975	372,708	344,798	600,746	41,698	1,968,191

	(c):

The 2010 amount reported in this column for Mr. Smith includes £33,194.36 in base salary paid for the month of May 2009, converted to US dollars using the May 2009 average exchange rate of £1=US$1.5182, plus $550,000 paid ratably for the months of June through April. The 2012 base salary reported in this column for Mr. Allin has been converted to U.S. dollars using the fiscal year 2012 average exchange rate of £1=US$1.5942

	(e):

The amounts reported in this column consist of restricted performance shares granted under the Company’s 2004 and 2009 Key Employee Stock Plans. These amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. Maximum value payouts are 200% of target, and will only occur if the Company reaches preset “outstanding” performance benchmarks. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation. Refer to Notes 2 and 16 in the Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report for the assumptions used in determining FAS ASC Topic 718, Stock Compensation values.

	(f):

The amounts reported in this column include stock options granted under the Company’s 2004 and 2009 Key Employee Stock Plans. The assumptions used to calculate the stock option award values are in accordance with FASB ASC Topic 718, Stock Compensation. Refer to Notes 2 and 16 in the Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report for the assumptions used in determining FASB ASC Topic 718, Stock Compensation values. The amounts listed do not necessarily reflect the level of compensation that may be realized by our named executive officers.

	(g):

The total annual incentive for 2012 was earned based on the achievement of pre-established corporate and, in the case of Mr. Miron and Mr. Allin, business financial measures—including revenue, profit and cash flow—approved by the Committee, as well as the achievement of strategic milestones that are designed to drive improved performance for the Company in the current and future fiscal years.

	(h):

Represents the aggregate change in actuarial present value of the executive’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from April 30, 2011 to April 30, 2012. This column also includes Nonqualified Deferred Compensation earnings.

	(i):				All Other Compensation includes the following in 2012:

	•	Employer contributions to the Company 401(k) plan and Deferred Compensation Plan for Messrs. Smith, Cousens, Miron and Rinck, are valued at $22,540, $17,954, $7,510 and $14,137 respectively.

	•	Perquisites (financial planning, club membership fees, parking benefits) for Messrs. Smith, Cousens, Miron, Rinck and Allin, valued at $12,181, $17,886, $10,501, $18,337 and $16,735, respectively.

	•

The Company agreed to cover Mr. Smith’s US housing for a 2-year period through May 2011, since he also maintains a residence in the UK for his children who remain in school in the UK. The housing expense for the one-month of the fiscal year covered amounted to $23,065. This housing allowance ceased beginning June 1, 2011.

The Committee agreed to provide Mr. Smith with an allowance for a 2-year period beginning May 1, 2011, to cover personal travel for himself and his family between the UK and the US, since part of his family resides in the UK. In fiscal year 2012, these travel expenses amounted to $65,000.

	•

Mr. Allin is a UK-based executive who travels extensively to the US. The Company has agreed to cover tax preparation and filing assistance in the UK and the US through PricewaterhouseCoopers for Mr. Allin, amounting to $21,442 in fiscal year 2012, and included as “other compensation.” The Company also agreed to cover penalties and fees related to an under-withholding in the US for this period, equal to $3,521.45, and included as “other compensation.” Given the difference in tax years, and the delay in receiving a refund from one jurisdiction in time to pay the other jurisdiction, the Company agreed to provide Mr. Allin with a tax indemnity/equalization payment of $77,478.55, which Mr. Allin paid back to the Company in full in June 2012 when he received his UK tax refunds. That amount is not included as “other compensation.”

	•

In calendar year 2011, covering fiscal 2011 perquisites, Messrs. Smith, Cousens, Miron and Rinck received reimbursement for taxes on the value of all perquisites in the amounts of $3,812, $4,749, $8,759 and $11,411 respectively. Gross-ups on perquisites were eliminated in fiscal year 2012.

Grants of Plan-Based Awards Table:

									All Other Stock Awards: Number of Shares of Stock or Units (#) [i]	All Other Option Awards: Number of Securities Underlying Options (#) [j]	Exercise or Base Price of Option Awards ($/Sh) [k]	Grant Date Fair Value of Stock and Option Awards ($) [l]

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

	Name [a]	Grant Date [b]	Threshold ($) [c]	Target ($) [d]	Maximum ($) [e]	Threshold (#) [f]	Target (#) [g]	Maximum (#) [h]

	Stephen M. Smith	6/15/2011	220,000	880,000	1,760,000
		6/23/2011				5,000	20,000	40,000			49.55	991,000
		6/23/2011							20,000		49.55	991,000
		6/23/2011								100,000	49.55	1,428,000
	Ellis E. Cousens	6/15/2011	160,000	640,000	1,280,000
		6/23/2011				2,500	10,000	20,000			49.55	495,500
		6/23/2011								65,000	49.55	928,200
	Steven J. Miron	6/15/2011	106,875	427,500	855,000
		6/23/2011				1,250	5,000	10,000			49.55	247,750
		6/23/2011								25,000	49.55	357,000
	Gary Rinck	6/15/2011	90,938	363,750	727,500
		6/23/2011				1,500	6,000	12,000			49.55	297,300
		6/23/2011								25,000	49.55	357,000
	Mark J. Allin	6/15/2011	87,880	351,521	703,042
		6/23/2011				1,125	4,500	9,000			49.55	222,975
		6/23/2011								26,100	49.55	372,708

	(c) to (e):

Represents the annual incentives for fiscal year 2012 that are based on achievement of financial goals and strategic milestones. Financial performance measures and relative weighting of each performance measure, as well as the threshold, target and outstanding levels of performance, are set at the beginning of the fiscal year. Revenue, profit and cash flow were the performance measures used for fiscal year 2012. No annual incentive is payable unless the threshold performance level is reached for one of the performance measures. Strategic milestones are designed to drive improved performance for the Company in the current and future fiscal years. Actual annual incentive payouts are indicated in column (g) of the Summary Compensation Table.

(f) to (h):

Represents the restricted performance share awards granted for the 2012 through 2014 performance period pursuant to the 2009 Key Employee Stock Plan. Financial performance measures and relative weighting of each performance measure, as well as the threshold, target and outstanding levels of performance, are set at the beginning of the three-year plan cycle. Earnings per share and cumulative free cash flow are the performance measures used for the FY2012-14 performance cycle, weighted at 60% and 40%, respectively. No long-term incentive is payable unless the threshold performance level is reached for one of the performance measures. The restricted performance shares, if earned, vest 50% on April 30, 2015 and the remaining 50% on April 30, 2016. Dividends are not paid during the performance period, but are paid on earned shares following the performance cycle.

(i):	Mr. Smith was granted an award of 20,000 Class A shares of restricted stock upon appointment as President and CEO. Shares vest 50% on June 23, 2015 and 50% on June 23, 2016.
(j):

Option grants are awarded on an annual basis, have terms of ten years and vest 50% on April 30 the fourth year after grant and 50% on April 30 the fifth year after grant. All employees’ stock options have exercise prices that are equal to the grant date closing market price of Class A Stock. In fiscal 2012 all executives received approximately 60% of their targeted long-term incentive in stock options, excluding Mr. Smith’s restricted stock award.

(k):	The closing stock price on June 23, 2011. The exercise price of all stock options may not be less than 100% of the fair market value of the stock on the date of grant.
(l):

The grant date fair value of the restricted performance shares and stock options is computed in accordance with FASB ASC Topic 718, Stock Compensation. The grant date fair value of the restricted performance share awards is based on a $49.55 stock price. The fair value disclosed in this column for the restricted performance shares represents the total fair value of those awards at the target level. Maximum value payouts are 200% of target, and will only occur if the Company reaches preset “outstanding” performance benchmarks. The grant date fair value of stock option awards is based on a $14.28 Black-Scholes value. Refer to Notes 2 and 16 in the Notes to the Consolidated Financial Statements in the Company’s 2012 Annual Report for the assumptions made in determining FASB ASC Topic 718, Stock Compensation values.

Outstanding Equity Awards at Fiscal Year End:
		Option Awards					Stock Awards

	Name [a]	Number of Securities Under- lying Unexer- cised Options (#) Exercisable [b]	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable [c]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) [d]	Option Exercise Price ($) [e]	Option Expiration Date [f]	Number of Shares or Units of Stock That Have Not Vested (#) [g]	Market Value of Shares or Units of Stock That Have Not Vested ($) [h]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [i]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [j]

	Stephen M. Smith	17,205			$31.89	6/22/2014	18,200(2)	822,458	13,000	587,470
		17,205			$38.55	6/21/2015	20,000(5)	903,800	20,000	903,800
		22,940			$33.05	6/21/2016
		28,675			$48.46	6/27/2017
		14,338			$47.55	6/25/2018
			14,337(1)		$47.55	6/25/2018
			70,000(2)		$35.04	6/24/2019
			70,000(3)		$40.02	6/23/2020
			100,000(4)		$49.55	6/22/2021
	Ellis E. Cousens	44,660			$31.89	6/22/2014	44,800(2)	2,024,512	10,000	451,900
		60,000			$38.55	6/21/2015			10,000	451,900
		60,000			$33.05	6/21/2016
		65,000			$48.46	6/27/2017
		32,500			$47.55	6/25/2018
			32,500(1)		$47.55	6/25/2018
			130,000(2)		$35.04	6/24/2019
			65,000(3)		$40.02	6/23/2020
			65,000(4)		$49.55	6/22/2021

	Option Awards					Stock Awards

Name [a]	Number of Securities Under- lying Unexer- cised Options (#) Exercisable [b]	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable [c]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) [d]	Option Exercise Price ($) [e]	Option Expiration Date [f]	Number of Shares or Units of Stock That Have Not Vested (#) [g]	Market Value of Shares or Units of Stock That Have Not Vested ($) [h]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [i]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [j]

Steven J. Miron	6,000			$38.55	6/21/2015	2,760(2)	124,724	5,000	225,950
	4,900			$33.05	6/21/2016			5,000	225,950
	4,400			$48.46	6/27/2017
	2,300			$47.55	6/25/2018
		2,300(1)		$47.55	6/25/2018
		7,000(2)		$35.04	6/24/2019
		25,000(3)		$40.02	6/23/2020
		25,000(4)		$49.55	6/22/2021
Gary Rinck	12,500			$38.55	6/21/2015	8,400(2)	379,596	6,000	271,140
	25,000			$33.05	6/21/2016			6,000	271,140
	30,000			$48.46	6/27/2017
	15,000			$47.55	6/25/2018
		15,000(1)		$47.55	6/25/2018
		30,000(2)		$35.04	6/24/2019
		25,000(3)		$40.02	6/23/2020
		25,000(4)		$49.55	6/22/2021
Mark Allin	5,000			$38.55	6/21/2015	2,520(2)	113,879	5,000	225,950
	4,100			$33.05	6/21/2016			4,500	203,355
	3,500			$48.46	6/27/2017
	2,250			$47.55	6/25/2018
		2,250(1)		$47.55	6/25/2018
		7,495(2)		$35.04	6/24/2019
		28,675(3)		$40.02	6/23/2020
		26,100(4)		$49.55	6/22/2021

(1)	Remaining 50% of award vests on April 30, 2013.
(2)	Award vests 50% on April 30, 2013 and 50% on April 30, 2014
(3)	Award vests 50% on April 30, 2014 and 50% on April 30, 2015.
(4)	Award vests 50% on April 30, 2015 and 50% on April 30, 2016.
(5)	Award vests 50% on June 23, 2015 and 50% on June 23, 2016.
(e):	The exercise price of all stock options may not be less than 100% of the fair market value of the stock on the date of grant.
(f):	Stock options have a term of 10 years. Stock options continue to vest and can be exercised for three years following retirement, but no later than the expiration of the option.
(g):

Represents the restricted performance shares earned for the 2010 to 2012 long-term incentive cycle which will vest 50% on April 30, 2013 and 50% on April 30, 2014, except as otherwise noted in footnote (5).

(h) and (j):	Based on the April 30, 2012 closing market price of Class A stock of $45.19.
(i):

Represents the target number of restricted performance shares granted but yet-to-be earned for the 2011-2013 and 2012-2014 long-term incentive cycles. The 2011-2013 shares, if earned, will vest half on April 30, 2014 and half on April 30, 2015. The 2012-2014 shares, if earned, will vest half on April 30, 2015 and half on April 30, 2016.

Option Exercises and Stock Vested Table:
		Option Awards		Stock Awards

	Name [a]	Number of Shares Acquired on Exercise (#) [b]	Value Realized on Exercise ($) [c]	Number of Shares Acquired on Vesting (#) [d]	Value Realized on Vesting ($) [e]

	Stephen M. Smith	33,946	749,792	2,328	105,202
	Ellis E. Cousens	70,340	1,714,527	5,586	252,431
	Steven J. Miron	7,500	161,630	745	33,667
	Gary Rinck	37,500	670,875	2,793	126,216
	Mark J. Allin			605	27,340

(c):	The value realized on exercise represents the excess of the fair market value of the underlying securities purchased on the date of exercise over the exercise price contained in the option.

(d):

Vesting of half of the restricted performance shares earned from the 2008-10 Executive Long-Term Incentive Plan (Messrs. Smith, Cousens and Rinck) and the Business Officer Long-Term Incentive Plan (Messrs. Miron and Allin) on April 30, 2012, granted pursuant to the 2004 Key Employee Stock Plan.

(e):

The value realized on the vesting of restricted stock awards represents the value of stock no longer subject to a risk of forfeiture or other restrictions, obtained by multiplying the number of shares of stock released from such restrictions by the closing market price of Class A stock on April 30, 2012, of $45.19.

Pension Benefits Table:

	Name [a]	Plan [b]	Number of Years Credited Service (#) [c]	Present Value of Accumulated Benefit ($) [d]	Payments During Last Fiscal Year ($) [e]

	Stephen M. Smith	Qualified Plan	10	281,390	0
		Excess Plan	10	567,318	0
		SERP	20	3,869,973	0
		UK Qualified Plan (1)(2)	10	1,979,849	0
		UK Non-Qualified Plan(1)(2)	10	1,575,939	0
	Ellis E. Cousens	Qualified Plan	11	399,569	0
		Excess Plan	11	1,416,365	0
		SERP	11	4,798,357	0
	Steven J. Miron	Qualified Plan	19	258,384	0
		Excess Plan	19	314,308	0
		SERP	19	2,070,799	0
	Gary Rinck	Qualified Plan	8	213,595	0
		Excess Plan	8	613,859	0
		SERP	8	2,547,523	0
	Mark Allin	Qualified Plan	N/A	N/A	0
		Excess Plan	N/A	N/A	0
		SERP	12	872,358	0
		UK Qualified Plan(1)(2)	12	571,250	0

(1)	Mark Allin and Stephen Smith’s Present Value of Accumulated Benefits from the UK Qualifed and UK Non-Qualfied Plans were calculated using a British £ to US $conversion factor of 1.6137.
(2)	Mark Allin and Stephen Smith’s Present Value of Accumulated Benefits from the UK Qualifed and UK Non-Qualfied Plans were calculated using UK disclosure assumptions as of 4/30/2012.
(c):	Credited service is limited to 35 years for all purposes under the Qualified and Excess Plans and the SERP.

The named executives are entitled to retirement benefits under three defined benefit plans of the Company: The Employees Retirement Plan of John Wiley & Sons, Inc. (the “Qualified Plan”), the Nonqualified Supplemental Retirement Plan (the “Excess Plan”), and the Supplemental Executive Retirement Plan (the “SERP”).

(d):

The amounts shown in the table above for all plans represent the actuarial present values of the executive’s accumulated benefits accrued as of April 30, 2012, calculated using the same assumptions in footnote 15 of the Company’s financial statements, except that the SERP benefit for Messrs. Cousens and Rinck calculated under the 1989 SERP has no mortality assumption and under the 1989 and 2005 SERP, no recognition of future salary increases or pre-retirement mortality.

A description of each plan follows.

The Employees Retirement Plan of John Wiley & Sons, Inc. (the Qualified Plan)

          The Company sponsors a qualified defined benefit pension plan to provide retirement benefits to U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting certain eligibility requirements. Prior to January 1, 2005, benefits under the Qualified Plan provided for annual normal benefits payable at normal retirement age of 65 based on certain factors times average final compensation times years of service not to exceed 35 (the “Previous Benefit Formula”).

Effective January 1, 2005 the Qualified Plan formula was revised to provide covered participants with enhanced future benefits. After January 1, 2005, benefits are calculated as the sum of:

•	A frozen benefit as of December 31, 2004, calculated under the Previous Benefit Formula, plus

•	An annual benefit earned for benefit service after January 1, 2005. The amount of each year’s accrual is the sum of:

	o	total annual compensation (annual base salary, plus 100% of bonus) for the year up to and including 80% of that year’s Social Security Wage Base times 1.0%, plus

	o	total annual compensation for the year in excess of 80% of that year’s Social Security Wage Base times 1.3%.

          The plan recognizes a maximum of 35 years of benefit service. If the total benefit service is greater than 35 years at age 65, the benefit will be equal to the 35 consecutive years of benefit accruals that produce the highest combined amount.

          The plan provides for retirement as early as age 55 with ten years of service. The age 65 benefit is reduced by 4% per year for each year less than 65, unless a participant has 20 years of service, in which case the participant can retire as early as age 62 without an early retirement reduction.

          The frozen benefit calculated under the Previous Benefit Formula for the combined Qualified Plan and the Excess Plan described below for Messrs. Smith, Cousens, Miron, and Rinck is $17,804, $30,168, $13,407, and $3,399, respectively.

Messrs. Smith and Cousens are eligible for early retirement under this plan.

The Nonqualified Supplemental Benefit Plan (the Excess Plan)

          The Excess Plan provides benefits that would otherwise be denied participants by reason of certain Code limitations on the tax-qualified benefit. In addition, the Excess Plan provides benefits to certain individuals which arise from additional service credit granted for previous employment with acquired companies.

          Average final compensation and total annual compensation are determined under the Excess Plan in the same manner as under the Qualified Plan, except that a participant’s compensation is not subject to the limitations under the Code. Years of service under the Qualified Plan and the Excess Plan are the number of years and months, limited to 35 years, worked for the Company and its subsidiaries after attaining age 21.

Messrs. Smith and Cousens are eligible for early retirement under this plan.

Supplemental Executive Retirement Plan (the SERP)

          In March 2005, the Board froze participation in the existing 1989 SERP and adopted the 2005 SERP. All active participants in the 1989 SERP, except those who were directors, 5% owners or who were within two years of the normal retirement age of 65, were given the option, prior to December 31, 2005, to waive their right to all benefits under the 1989 SERP and receive benefits under the 2005 SERP in consideration of that waiver. Four participants elected to do so. Messrs. Cousens and Rinck remain in the 1989 SERP.

The benefit under the 1989 SERP is the higher of the “primary” or the “additional” benefit.

•

The primary benefit consists of ten annual payments commencing at retirement (at or after age 65) determined by multiplying the participant’s base salary rate at retirement by 2.5, reducing the result by $50,000 and dividing the remainder by five. The plan also provides for an alternative early retirement benefit for participants who retire after age 55 with five years of service, a reduced payment for participants whose employment is terminated prior to age 65 other than on account of death (and who do not qualify for early retirement) and a survivor benefit for the beneficiaries of a participant who dies prior to age 65 while employed by the Company or an affiliate.

•

The additional benefit provides participants with a guaranteed total annual retirement benefit beginning at age 65 for ten years of 50%, 55%, or 65% (the “Applicable Percentage”) of average compensation, defined as base salary and annual incentive, over the executive’s highest three consecutive years. This amount is reduced by the retirement benefits under the Qualified Plan, the Excess Plan and the primary benefit above. The Applicable Percentage for Messrs. Cousens and Rinck are 55%, and 50%, respectively.

          The 2005 SERP provides a lifetime annual benefit determined by multiplying the executive’s average compensation over the highest three consecutive years times a service factor, which is the sum of years of service up to 20 years times 2%, plus years of service in excess of

20 times 1%, to a maximum of 35 years total. The 2005 SERP provides a reduced early retirement benefit for participants calculated in the same manner as the 1989 plan. The participant may elect to receive his or her benefit in the form of a joint and survivor benefit on an actuarial equivalent basis. All other terms of the 2005 SERP are substantially the same as the 1989 SERP.

Messrs. Smith and Cousens are eligible for early retirement under this plan.

The John Wiley & Sons Limited Retirement Benefits Scheme (UK Qualified Plan)

          The Company sponsors an approved defined benefit scheme to provide benefits to UK based employees of the Company. The Scheme provides benefits at retirement to participants who terminate or retire from the Company after meeting certain eligibility requirements. Members have a right to take benefits at Normal Retirement Date (age 65), or earlier subject to conditions as have been notified to them.

          The basic rate of accrual under the Scheme is 1/60th of Final Pensionable Salary for each year and complete month of Pensionable Service. Different rates of accrual are provided for certain members as advised separately to them.

          Early retirement is possible, subject to Company/Scheme Trustees consent, from age 55. A reduction factor, unless otherwise agreed with the Scheme member concerned under separate notification, is applied for each year (and complete month) benefits are taken prior to Normal Retirement Date. Reduction factors are determined by the Scheme Trustees in conjunction with advice from the Scheme Actuary, and are subject to regular review.

The Unapproved Supplemental UK Plan (the UK Non-Qualified Plan)

          This arrangement provides benefits, for individuals nominated by the Company, that otherwise be denied by Her Majesty’s Revenue & Customs due to benefit limitations under approved benefit schemes. For Mr. Smith the Plan originally provided benefits in the same manner as under the UK Qualified Plan for benefits in excess of the limits under the latter. However, for Mr. Smith this was changed by mutual consent in a letter dated November 12, 2009 and signed by Mr. Smith on November 13, 2009. Under this revised structure, Mr. Smith agrees to defer his benefit until age 65 (or until termination of employment if sooner).

Nonqualified Deferred Compensation (NQDC) Table:

	Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

	Stephen M. Smith	48,000	13,565	8,604	N/A	188,210
	Ellis E. Cousens	89,183	10,416	9,955	N/A	222,779
	Steven J. Miron	6,333	N/A	53	N/A	6,386
	Gary Rinck	244,005	6,689	32,271	N/A	1,649,671
	Mark Allin	N/A	N/A	N/A	N/A	N/A

          Participants in the company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) may elect to defer up to 25% of their base salary, or up to 100% of their annual cash incentive compensation. If the participant’s Company matching contributions under the Employees’ Savings Plan are restricted due to code contribution or compensation limitations, he/she is eligible to receive a Company matching contribution of up to 3% of base salary deferred under the NQDC Plan. Since Mr. Allin is a UK-based executive, he is not eligible to participate in the Nonqualified Deferred Compensation Plan.

          Participants designate one or more investment funds which are used to measure the income credited to their account. Although not required to do so, the Company has elected to invest the funds deferred under the plan substantially as directed by the participants. The funds currently available under the NQDC Plan and their returns for the last fiscal year are shown below:

Deferred Compensation Funds	Rate of Return for 1 year ending 04/30/2012

Vanguard VIF Money Market	0.14%
PIMCO VIT Total Return	5.14%
PIMCO VIT Real Return	10.66%
MFS VIT Value	2.20%
Fidelity VIP Index 500	4.67%
American Funds IS Growth	0.53%
Invesco Van Kampen VI Mid Cap Value I	4.14%
Fidelity VIP Mid Cap	-6.47%
Royce Capital Small Cap	-2.38%
Vanguard VIF Small Company Growth	0.41%
MFS VIT II International Value	-1.85%
MFS VIT II International Growth	-6.40%
Northwestern Mutual Life Insurance	5.95%

          Account balances under the NQDC Plan are distributed to participants in accordance with their individual elections made at the time of the deferral election. Participants may elect to receive their contributions on a designated date or upon separation of service, subject to the restrictions of Section 409A of the Code. Distributions on account of termination or retirement are paid in 15 equal annual installments and distributions occurring as of a designated date prior to termination are paid in a lump sum.

Amounts in column (b) are included in columns (c), and (d) on the Summary Compensation Table.

Payments Upon Termination and Change of Control Tables:

	Stephen M. Smith

	Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

	Compensation:
	Severance — Base Salary	$0	$0	$1,600,000	$1,600,000
	Severance — Annual Incentive	$0	$0	$0	$1,760,000
	Prorated Annual Incentive	$0	$0	$0	$880,000
	ELTIP — Restricted Performance Shares	$0	$0	$0	$1,491,270
	Restricted Stock (Performance Shares Earned but Not Vested)(1)	$1,726,258	$1,726,258	$1,726,258	$1,726,258
	Stock Options(2)	$0	$0	$0	$1,072,400
	Benefits(3)	$0	$0	$43,548	$43,548
	SERP(4)	$3,557,034	$3,557,034	$3,557,034	$6,695,597
	Excess Plan(4)	$1,629,711	$1,629,711	$1,629,711	$1,629,711
	Qualified Plan(4)	$1,794,515	$1,794,515	$1,794,515	$1,794,515
	NQDC(5)	$188,210	$188,210	$188,210	$188,210
	280G Tax Gross-up(6)	$0	$0	$0	$0

	Total:	$8,895,728	$8,895,728	$10,539,276	$18,881,509

(1)	Vesting accelerates in all 4 termination scenarios since the executive has achieved age 55 and 10 years of service criteria.
(2)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2012 closing stock price ($45.19).
(3)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(4)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2012), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:

Qualified: $118,888 / year as a life annuity
Excess: $107,970 / year as a life annuity
SERP: $235,657 / year as a life annuity

(5)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.
(6)	Excise tax gross ups were eliminated in fiscal year 2012.

Ellis E. Cousens

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$960,000	$1,280,000
Severance — Annual Incentive	$0	$0	$0	$1,280,000
Prorated Annual Incentive	$0	$0	$0	$640,000
ELTIP — Restricted Performance Shares	$0	$0	$0	$903,800
Restricted Stock (Performance Shares Earned but Not Vested)(1)	$2,024,512	$2,024,512	$2,024,512	$2,024,512
Stock Options(2)	$0	$0	$0	$1,655,550
Benefits(3)	$0	$0	$29,661	$39,549
SERP(4)	$4,252,212	$4,252,212	$4,252,212	$5,586,190
Excess Plan(4)	$1,340,644	$1,340,644	$1,340,644	$1,340,644
Qualified Plan(4)	$390,832	$390,832	$390,832	$390,832
NQDC(5)	$222,779	$222,779	$222,779	$222,779
280G Tax Gross-up(6)	$0	$0	$0	$0

Total:	$8,230,979	$8,230,979	$9,220,640	$15,363,856

(1)	Vesting accelerates in all 4 termination scenarios since the executive has achieved age 55 and 10 years of service criteria.
(2)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2012 closing stock price ($45.19).
(3)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(4)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2012), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:

Qualified: $27,183 / year as a life annuity
Excess: $93,244 / year as a life annuity
SERP: $495,540 / year as a 10 year certain

(5)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.
(6)	Excise tax gross ups were eliminated in fiscal year 2012.

Steven J. Miron

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$712,500	$950,000
Severance — Annual Incentive	$0	$0	$0	$855,000
Prorated Annual Incentive	$0	$0	$0	$427,500
ELTIP — Restricted Performance Shares	$0	$0	$0	$451,900
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$124,724
Stock Options(1)	$0	$0	$0	$200,300
Benefits(2)	$0	$0	$26,834	$35,779
SERP(3)	$1,388,847	$1,388,847	$1,388,847	$5,052,543
Excess Plan(3)	$228,382	$228,382	$228,382	$228,382
Qualified Plan(3)	$199,224	$199,224	$199,224	$199,224
NQDC(4)	$6,386	$6,386	$6,386	$6,386
280G Tax Gross-up(5)	$0	$0	$0	$0

Total:	$1,822,839	$1,822,839	$2,562,173	$8,531,738

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2012 closing stock price ($45.19).

(2)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2012), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:

Qualified: $33,611 / year as a life annuity
Excess: $38,530 / year as a life annuity
SERP: $234,310 / year as a life annuity

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.
(5)	Excise tax gross ups were eliminated in fiscal year 2012.

Gary Rinck

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$485,000	$970,000
Severance — Annual Incentive	$0	$0	$363,750	$727,500
Prorated Annual Incentive	$0	$0	$0	$363,750
ELTIP — Restricted Performance Shares	$0	$0	$0	$542,280
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$379,596
Stock Options(1)	$0	$0	$0	$433,750
Benefits(2)	$0	$0	$8,733	$17,466
SERP(3)	$2,548,470	$2,548,470	$2,548,470	$3,339,200
Excess Plan(3)	$605,585	$605,585	$605,585	$605,585
Qualified Plan(3)	$219,152	$219,152	$219,152	$219,152
NQDC(4)	$1,649,671	$1,649,671	$1,649,671	$1,649,671
280G Tax Gross-up(5)	$0	$0	$0	$0

Total:	$5,022,878	$5,022,878	$5,880,361	$9,247,950

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2012 closing stock price ($45.19).
(2)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2012), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:

Qualified: $22,388 / year as a life annuity
Excess: $61,866 / year as a life annuity
SERP: $296,991 / year as a 10 year certain

(4)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.
(5)	Excise tax gross ups were eliminated in fiscal year 2012.

Mark Allin

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)

Compensation:
Severance — Base Salary	$0	$0	$585,054	$780,072
Severance — Annual Incentive	$0	$0	$0	$702,065
Prorated Annual Incentive	$0	$0	$0	$351,032
ELTIP — Restricted Performance Shares	$0	$0	$0	$429,305
Restricted Stock (Performance Shares Earned but Not Vested)(5)	$0	$0	$0	$113,879
Stock Options(1)	$0	$0	$0	$224,324
Benefits(2)	$0	$0	$8,920	$11,893
SERP(3)	$584,844	$584,844	$584,844	$2,068,260
Excess Plan(3)	N/A	N/A	N/A	N/A
Qualified Plan(3)	$236,867	$236,867	$236,867	$236,867
NQDC	N/A	N/A	N/A	N/A
280G Tax Gross-up(4)	$0	$0	$0	$0

Total:	$821,711	$821,711	$1,415,685	$4,917,697

(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the 4/30/2012 closing stock price ($45.19).
(2)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(3)

Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2012), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:

Qualified: $33,726 / year as a life annuity Excess: N/A / year as a life annuity SERP: $98,805 / year as a life annuity

(4)	Excise tax gross ups were eliminated in fiscal year 2012.

          The preceding tables—Potential Payments upon Termination or Change of Control—show the payments and benefits our named executives would receive in connection with a variety of employment termination scenarios and upon a change of control. For the named executive officers, the information assumes the terminations and change of control occurred on April 30, 2012. All of the payments and benefits described below would be provided by the Company or its affiliates.

The tables do not include amounts such as base salary, annual incentives and stock awards the named executive officers earned due to employment through April 30, 2012.

          Under the 2004 and 2009 Key Employee Stock Plan, the Committee may elect to accelerate the vesting of performance stock which has been earned but not vested for a retiring executive. Payout for current cycles will be made in shares following the end of the performance cycle.

          The named officers and certain other executives are covered by employment agreements which provide for the following in the event of a “without cause termination” or “constructive discharge” without a change of control:

• Severance—base salary: Mr. Smith—24 months; Messrs. Cousens, Miron and Allin—18 months; Mr. Rinck—12 months.

• Restricted Performance Shares—Mr. Smith—accelerated vesting of all earned Restricted Performance Shares for completed cycles.

• Company-paid health and welfare benefits, for their respective severance periods: Mr. Smith—24 months; Messrs. Cousens, Miron and Allin—18 months; Mr. Rinck—12 months.

          The named officers and certain other executives are covered by employment agreements which provide for the following, in the event of a “without cause termination” or “constructive discharge” following a change of control, as defined:

•	Severance—base salary: Messrs. Smith, Cousens, Miron, Rinck and Allin—24 months.

•	Severance—annual target incentive—Messrs. Smith, Cousens, Miron, Rinck and Allin—2 years.

•	Company-paid health and welfare benefits—24 months.

•

A lump-sum payment under the 1989 or 2005 SERP, equal to the present value of the benefit to which the participant would have been entitled if he/she had attained age 65 and retired on the date of such termination of employment.

•	Messrs. Smith, Cousens, Miron and Rinck—a lump-sum payment of the accrued benefit under the Excess Plan.

•	Messrs. Smith, Cousens, Miron and Rinck—immediate payment of the current balance of the NQDC Plan.

Upon a “change of control”, as defined, under the 2004 and 2009 Key Employee Stock Plan, for grants made prior to June 2011,

•	All outstanding options shall become immediately exercisable up to the full number of shares covered by the option.

•	All outstanding target restricted performance shares shall become immediately vested.

•	All shares of restricted stock that would otherwise remain subject to restrictions shall be free of such restrictions.

•

Beginning with the June 2011 equity awards, double-trigger vesting of equity upon a change of control will apply in cases where the acquiring company is a publicly traded company, and that company assumes or replaces the outstanding equity.

“Change of Control” shall mean an event which shall occur if there is:

(i)	a change in the ownership of the Company;

(ii)	a change in the effective control of the Company; or

(iii)	a change in the ownership of a substantial portion of the assets of the Company.

          For purposes of this definition, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

A change in the effective control occurs on the date on which either:

(i)

a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or

(ii)

a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

          A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Company, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

DIRECTORS’ COMPENSATION

Directors’ Compensation 2012

          Our non-employee directors received an annual retainer of $70,000 and committee chairmen, except the chairman of the Executive Committee, received an additional annual retainer of $15,000. No fees are paid for attendance at meetings. No non-employee director receives any other compensation from the Company, except for reimbursement of expenses incurred for attendance at Board meetings. Directors who are employees do not receive an annual retainer for Board or committee service.

Effective September 20, 2012, the annual retainer fee for non-employee directors will be increased to $72,500.

          Pursuant to the Director Stock Plan, our non-employee directors receive an annual award of Class A shares equal in value to 100 percent of their annual total cash compensation, excluding the additional fees paid to committee chairmen and any expense reimbursements. In September 2011, a total of 11,340 Class A shares were awarded to directors.

          The Company has established a Deferred Compensation Plan for Directors (the “Deferred Plan”) Amended and Restated as of January 1, 2009. Non-employee directors are eligible to participate, and may defer all or a portion of their annual retainer fees in the form of cash and/or Class A Common Stock. They may also defer their annual stock award. Nine of our thirteen directors currently participate in the Deferred Plan. Retainers deferred in cash accrue interest annually based on the prime rate. Retainers deferred in the form of Class A Common Stock receive dividend equivalent units based on the closing price of the Class A Common Stock on the record date. Deferred cash and/or stock is payable to the directors upon their retirement from the Board, either in a lump sum or in the form of annual installments.

          Our active directors and their spouses are eligible to participate in the Company’s Matching Gift Program. The Company will match the first $1,000 given by the donor as follows: three-toone on the first $500, and one-to-one on the second $500, up to a maximum contribution of $2,000 per institution, per donor, per calendar year.

The table below indicates the total cash compensation received by each non-employee director during fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total

Mari Jean Baker(2)(3)	$70,000.00	$55,000.00	$2,135.93	$127,135.93
Warren J. Baker(2)(3)(5)	$70,000.00	$55,000.00	$25,939.95	$150,939.95
Jean-Lou Chameau(2)(3)	$70,000.00	$55,000.00	$135.93	$125,135.93
Linda P.B. Katehi(2)(3)	$70,000.00	$55,000.00	$135.93	$125,135.93
Matthew S. Kissner*(2)(3)	$85,000.00	$55,000.00	$13,034.59	$153,034.59
Raymond W. McDaniel, Jr.(2)(3)(5)	$70,000.00	$55,000.00	$11,700.88	$136,700.88
Eduardo Menasce*(2)(3)	$85,000.00	$55,000.00	$2,917.44	$142,917.44
William B. Plummer*(1)(2)(3)	$85,000.00	$55,000.00	$17,153.73	$157,153.73
William J. Pesce(2)(3)(6)	$90,625.00	$55,000.00	$4,000.00	$149,625.00
Kalpana Raina(2)(3)	$70,000.00	$55,000.00	$3,112.78	$128,112.78
Bradford Wiley II(2)(3)	$70,000.00	$55,000.00	$2,000.00	$127,000.00
Peter Booth Wiley(3)(4)	$0.00	$0.00	$498,500.00	$498,500.00

*	Committee Chair
(1)	Effective January 1, 2009, Mr. Plummer has deferred receipt of his annual cash retainer fees in the form of stock.
(2)	On September 15, 2011, each of our non-employee Directors received an annual stock award of 1,134 Class A Shares based on the closing price of $48.48. All of our non-employee directors, except for Mr. B. Wiley II and Mr. William J. Pesce deferred receipt of shares pursuant to the Deferred Compensation Plan, as described above.
(3)

The amounts in All Other Compensation include the cash value of dividends accrued under the Deferred Compensation Plan and, in the case of Mr. McDaniel and Dr. Baker, respectively $1,029.54 and $2,025.89 in interest credited to their Deferred Cash Compensation Plan in FY2012. Also included are contributions made under the Company’s Matching Gift Program, as described above, as follows: Ms. M. Baker – $2,000; Dr. W. Baker – $4,100; Mr. Pesce $4,000; Mr. B. Wiley – $2,000 and Mr. P. Wiley – $83,500.

(4)	Peter Booth Wiley, Chairman of the Board, does not receive a retainer for his service on the board but receives an annual salary of $415,000 as an employee of the Company
(5)

Effective January 1, 2009, Messrs. Baker and McDaniel deferred receipt of annual cash retainer fees in the form of stock until January 1, 2010. Effective January 1, 2011, Mr. McDaniel deferred receipt of his annual cash retainer in a cash deferral account and Dr. Baker began receiving his annual cash retainer in the form of cash.

(6)	Mr. Pesce became a non-employee director on May 1,2011 and received a pro-rated cash retainer of $20,625 for his service from May 1, 2011 to September 2011.

Name	Number of Shares Underlying Outstanding Deferred Stock Equivalents	Number of Securities Underlying Outstanding Stock Options

Mari Jean Baker	1,154.65	—
Warren J. Baker	25,444.11
Jean-Lou Chameau	1,154.65	—
Linda P.B. Katehi	1,154.65	—
Matthew S. Kissner	16,836.46	—
Raymond W. McDaniel, Jr.	15,142.93	—
Eduardo Menascé	6,212.21	—
William B. Plummer	23,221.70	—
Kalpana Raina	4,239.06	—
Bradford Wiley II	—	—

Insurance with Respect to Indemnification of Directors and Officers

          The By-Laws of the Company provide for indemnification of directors and officers in connection with claims arising from service to the Company to the extent permitted under the New York State Business Corporation Law. The Company carries insurance in the amount of $30,000,000 with Federal Insurance Company, and Allied World National Assurance Company at a premium of $336,300. The current policy expires on November 14, 2012.

Transactions with Directors’ Companies

          In the ordinary course of business, the Company and its subsidiaries may have transactions with companies and organizations whose executive officers are also Company directors. None of these transactions in fiscal 2012 exceeded the threshold for disclosure under our Corporate Governance Guidelines, which is 2% of the gross revenues of either the Company or the other organization.

OTHER MATTERS

Manner and Expenses of Solicitation

          Since many of our shareholders are unable to attend the Annual Meeting, the Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

          Shareholders of record can vote, and save the Company expense, by using the Internet or by calling the toll-free telephone number printed on the proxy card. Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

          If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone voting will depend on their voting procedures.

          If you do vote by Internet or telephone, it will not be necessary to return your proxy card. If you do not choose to vote using these two options, you may return your proxy card, properly signed, and the shares will be voted in accordance with your directions. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If no choices are specified, the shares represented by that proxy card will be voted as recommended by the Board.

          If a shareholder does not return a signed proxy card, vote by the Internet, by telephone or attend the Annual Meeting and vote in person, his or her shares will not be voted. Any shareholder giving a proxy (including one given by the Internet or telephone) has the right to revoke it at any time before it is exercised by giving notice in writing to the Secretary of the Company, by delivering a duly executed proxy bearing a later date to the Secretary (or by subsequently completing a telephonic or Internet proxy) prior to the Annual Meeting of Shareholders, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

          The Company will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or facsimile, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of common stock in their names will be reimbursed for their reasonable out-of-pocket expenses in forwarding proxy material to their principals.

Electronic Delivery of Materials

          The 2012 Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available on our website at https://materials.proxyvote.com/968223. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Selecting this option will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. Shareholders of record and beneficial owners may enroll in the electronic proxy delivery service at any time in the future by going to our enrollment site at http://enroll.icsdelivery.com/jwa and following the enrollment instructions.

Deadline for Submission of Shareholder Proposals

          If a shareholder intends to present a proposal for action at the 2013 Annual Meeting and wishes to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by April 12, 2013. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

          If a shareholder submits a proposal outside of Rule 14a-8 for the 2013 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by our By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Company’s Board to vote on the proposal.

          Our By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board. In general, written notice of a shareholder proposal or a director nomination for an annual meeting must be received by the Secretary of the Company no later than May 23, 2013, and must contain specified information and conform to certain requirements, as set forth in greater detail in the By-Laws. If the Company’s presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard such proposal or nomination.

Proposals and nominations should be addressed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 9-01, Hoboken, New Jersey 07030-5774.

          The Company has not received notice from any shareholder of its intention to bring a matter before the 2012 Annual Meeting. At the date of this Proxy Statement, the Board of Directors does not know of any other matter to come before the meeting other than the matters set forth in the Notice of Meeting. However, if any other matter, not now known, properly comes before the meeting, the persons named on the enclosed proxy will vote said proxy in accordance with their best judgment on such matter. Shares represented by any proxy will be voted with respect to the proposals outlined above in accordance with the choices specified therein or in favor of any proposal as to which no choice is specified.

          The Company will provide, without charge, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal year 2012, including the financial statements and the schedules thereto. All such requests should be directed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 9-01, Hoboken, New Jersey 07030-5774.

          It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

BY ORDER OF THE BOARD OF DIRECTORS MICHAEL L. PRESTON
Corporate Secretary

Hoboken, New Jersey August 10, 2012

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 20, 2012

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M48623-P28925

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Peter Booth Wiley, Stephen M. Smith and Michael L. Preston as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class A Common Stock, which the signee is entitled to vote at the Annual Meeting of Shareholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on September 20, 2012, at 9:30 AM, Eastern Daylight Saving Time.

     The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

JOHN WILEY & SONS, INC. 111 RIVER STREET HOBOKEN, NJ 07030	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 19, 2012 or the cut-off date for the 401K Plan participants noted below. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 19, 2012 or the cut-off date for the 401K Plan participants noted below. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M48622-P28925 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHN WILEY & SONS, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends a vote “FOR” all nominees and “FOR” proposals 2 and 3.
Vote on Directors		☐	☐	☐

1.	The election as directors of all nominees listed below, except as marked to the contrary.

Nominees:

	01) Mari J. Baker	03) William B. Plummer
	02) Raymond W. McDaniel, Jr.	04) Kalpana Raina

Vote on Proposals:		For	Against	Abstain	Notice to participants in the John Wiley & Sons, Inc. Employee Savings Plan (“401K”) and the Payroll Deduction Employee Stock Purchase Plan (“ESPP”):

2.	Ratification of the appointment of KPMG LLP as independent accountants.	☐	☐	☐	If you participate in the 401K or the ESPP, this proxy card includes shares that the relevant plans have credited to this account.

3.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

To allow for sufficient time for the 401K Trustee to vote, the Trustee must receive your voting instructions by 11:59 p.m. Eastern Daylight Time on Monday, September 17, 2012. If the 401K Trustee does not receive your instructions by that date, the Trustee will vote the shares held in the same proportion as votes from other participants in the 401K.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 20, 2012

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS B

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M48625-P28925

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Peter Booth Wiley, Stephen M. Smith and Michael L. Preston as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class B Common Stock, which the signee is entitled to vote at the Annual Meeting of Shareholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held at the Company’s headquarters, 111 River Street, Hoboken, New Jersey, on September 20, 2012, at 9:30 AM, Eastern Daylight Saving Time.

     The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

VOTE BY INTERNET - www.proxyvote.com
JOHN WILEY & SONS, INC. 111 RIVER STREET HOBOKEN, NJ 07030

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 19, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 19, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M48624-P28925	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHN WILEY & SONS, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends a vote “FOR” all nominees and “FOR” proposals 2 and 3.
		☐	☐	☐
Vote on Directors

1.	The election as directors of all nominees listed below, except as marked to the contrary.

Nominees:

	01) Jean-Lou Chameau	05) William J. Pesce
	02) Linda Katehi	06) Stephen M. Smith
	03) Matthew S. Kissner	07) Jesse Wiley
	04) Eduardo Menascé	08) Peter Booth Wiley

Vote on Proposals:		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as independent accountants.	☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date